UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12

COINSTAR, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPIES—SUBJECT TO COMPLETION—DATED APRIL 8, 2010

April [23], 2010

Dear Coinstar Stockholders:

We are pleased to invite you to the 2010 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will begin at 10:00 a.m. local time on Tuesday, June 1, 2010, at the Bellefield Conference Center located at 1150 114th Avenue S.E., Bellevue, Washington 98004. Directions and a map to the Bellefield Conference Center are located on the back of the Proxy Statement.

At the Annual Meeting, you will be asked to:

1.	elect two directors nominated by our Board of Directors;

2.	approve an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized common stock to 60,000,000 shares;

3.	approve an amendment to our 1997 Amended and Restated Equity Incentive Plan;

4.	ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm; and

5.	consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The Board of Directors recommends that you vote FOR the election of the Board-nominated directors, FOR the approval of an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized common stock to 60,000,000 shares, FOR the approval of an amendment to our 1997 Amended and Restated Equity Incentive Plan, and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. At the Annual Meeting, you will also have the opportunity to hear a review of our business operations during the past year and ask questions.

If you have any questions concerning the Annual Meeting or any matters contained in the Proxy Statement, please contact our Investor Relations Department via telephone at (425) 943-8242 or via email at investor.relations@coinstar.com. You may also contact Georgeson Inc., our proxy solicitor, at (888) 605-7543 for assistance in voting your shares.

We hope you can join us at the Annual Meeting. Regardless of whether you plan to attend, please read the enclosed Proxy Statement, and vote by telephone, by internet, or by marking your vote on the enclosed proxy card, signing and dating the proxy card, and returning it to us in the enclosed envelope. Your vote is important, so please return your proxy card or vote by telephone or by internet promptly.

Sincerely,

Deborah L. Bevier Chair of the Board of Directors	Paul D. Davis Chief Executive Officer

PRELIMINARY COPIES—SUBJECT TO COMPLETION—DATED APRIL 8, 2010

COINSTAR, INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 1, 2010

10:00 A.M. LOCAL TIME

BELLEVUE, WASHINGTON

TO THE STOCKHOLDERS OF COINSTAR, INC.:

On Tuesday, June 1, 2010, we will hold our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) at the Bellefield Conference Center at 1150 114th Avenue S.E., Bellevue, Washington 98004. The Annual Meeting will begin at 10:00 a.m. local time. Directions and a map to the Bellefield Conference Center are located on the back of the Proxy Statement, which follows this notice.

At the Annual Meeting, stockholders will be asked to:

1.	elect two directors nominated by our Board of Directors;

2.	approve an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized common stock to 60,000,000 shares;

3.	approve an amendment to our 1997 Amended and Restated Equity Incentive Plan;

4.	ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm; and

5.	consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The Proxy Statement fully describes these items. We have not received notice of other matters that may be properly presented at the Annual Meeting.

You are entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting if you were a stockholder of record at the close of business on Monday, April 5, 2010. At the Annual Meeting and for ten days prior, a list of stockholders of record entitled to vote will be available for any purpose germane to the Annual Meeting at our principal executive offices, 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8242.

Regardless of whether you plan to attend the Annual Meeting, please vote by telephone, by internet, or by completing, dating, signing, and returning the enclosed proxy card as promptly as possible in order to ensure your representation at the Annual Meeting. A prepaid return envelope is enclosed for returning the proxy card. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held through a bank, broker, or other holder of record and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy issued in your name from your bank, broker, or other holder of record.

The Proxy Statement is furnished in connection with the solicitation of proxies by Coinstar, Inc. on behalf of the Board of Directors for the Annual Meeting. Distribution of the Proxy Statement and form of proxy to stockholders is scheduled to begin on or shortly after April [23], 2010.

By Order of the Board of Directors

Donald R. Rench Corporate Secretary

Bellevue, Washington

April [23], 2010

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting To Be Held on June 1, 2010.

The Proxy Statement and the 2009 Annual Report are available at www.coinstar.com/proxy.

Item	Page
General Information Concerning Proxies and Voting at the Annual Meeting	1
Proposal 1: Election of Directors	6
Corporate Governance	9
Director Compensation	13
2009 Director Compensation Table	13
Proposal 2: Approval of an Amendment to the Amended and Restated Certificate of Incorporation of Coinstar, Inc. to Increase the Authorized Common Stock to 60,000,000 Shares	16
Proposal 3: Approval of an Amendment to the Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan	17
Equity Compensation Plan Information	22
Proposal 4: Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm	24
Report of the Audit Committee	24
Independent Registered Public Accounting Firm’s Fees Report	25
Executive Officers	26
Security Ownership of Certain Beneficial Owners, Directors, and Management	28
Section 16(a) Beneficial Ownership Reporting Compliance	30
Compensation Discussion and Analysis	31
Compensation Committee Report	42
Named Executive Officer Compensation	43
2009 Summary Compensation Table	43
2009 Grants of Plan-Based Awards Table	45
2009 Outstanding Equity Awards at Fiscal Year-End Table	49
2009 Option Exercises and Stock Vested Table	50
2009 Nonqualified Deferred Compensation Table	51
Potential Payments Upon Termination or Change of Control Table	58
Actual Payments Upon Termination Table	59
Policies and Procedures for the Review and Approval or Ratification of Transactions with Related Persons	60
Additional Information	62
APPENDIX A: Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan	A-1

i

PRELIMINARY COPIES—SUBJECT TO COMPLETION—DATED APRIL 8, 2010

COINSTAR, INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Coinstar, Inc. (“Coinstar,” the “Company,” “we,” “us,” or “our”), a Delaware corporation, of proxies to be voted at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. This Proxy Statement and form of proxy are scheduled to be distributed to stockholders beginning on or shortly after April [23], 2010.

You are invited to attend our Annual Meeting on Tuesday, June 1, 2010, beginning at 10:00 a.m. local time. The Annual Meeting will be held at the Bellefield Conference Center at 1150 114th Avenue S.E., Bellevue, Washington 98004. Directions and a map to the Bellefield Conference Center are located on the back of this Proxy Statement.

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors and Board committees, the compensation of certain current and former directors and certain current and former executive officers for fiscal 2009, and other information.

Who is entitled to vote?

Holders of Coinstar common stock at the close of business on Monday, April 5, 2010 (the “Record Date”), are entitled to receive the Notice of Annual Meeting of Stockholders (the “Notice”) and vote at the Annual Meeting. As of the close of business on the Record Date, there were 31,509,691 shares of Coinstar common stock outstanding and entitled to vote.

How many votes do I have?

Each share of Coinstar common stock is entitled to one vote on each matter properly brought before the Annual Meeting. For example, if you own 30 shares of Coinstar common stock, you are entitled to 30 votes at the Annual Meeting. Stockholders do not have cumulative voting rights.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Coinstar’s transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares, the “stockholder of record,” and the Notice, Proxy Statement, Coinstar’s Annual Report to Stockholders (including Coinstar’s Form 10-K for the year ended December 31, 2009) (the “Annual Report”), and proxy card have been sent directly to you by Broadridge Financial Solutions, Inc.

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares. In this case, the Notice, Proxy Statement, Annual Report, and applicable voting instruction form should have been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction form included in the mailing.

What am I voting on?

You are being asked to vote on four proposals:

(1)	to elect two directors nominated by our Board of Directors;

(2)	to approve an amendment to our Amended and Restated Certificate of Incorporation (our “Certificate”) to increase our authorized common stock to 60,000,000 shares;

(3)	to approve an amendment to our 1997 Amended and Restated Equity Incentive Plan (the “1997 Plan”); and

(4)	to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm.

How do I vote?

Vote by Internet.    You can vote by internet. The website address for internet voting can be accessed through the website printed on your proxy card or voting instruction form. You will need to use the control number appearing on your proxy card or voting instruction form. You can use the internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Internet voting is available 24 hours a day. If you vote by internet, you do NOT need to vote by telephone or by mail.

Vote by Telephone.    You can vote by telephone by calling the toll-free telephone number appearing on your proxy card or voting instruction form. You will need to use the control number appearing on your proxy card or voting instruction form. In order to cast your vote telephonically, you may transmit your voting instructions from any touch tone telephone up until 11:59 p.m. Eastern Time on the day before the Annual Meeting. Telephone voting is available 24 hours a day. If you vote by telephone, you do NOT need to vote by internet or by mail.

Vote by Mail.    You can vote by mail by completing, signing, and dating the proxy card or voting instruction form and returning it in the prepaid return envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you vote by returning a proxy card or voting instruction form, you do NOT need to vote by internet or by telephone.

Vote in Person at the Annual Meeting.    All stockholders as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by internet, or by mail so that your vote will be counted if you later decide not to attend.

Coinstar is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

How many copies of the proxy materials should I have received?

In certain cases, only one Annual Report and one Proxy Statement are delivered to multiple stockholders sharing an address. Upon request, the Company will promptly deliver separate copies of the Annual Report and Proxy Statement to a stockholder at a shared address to which single copies of the documents were delivered.

The stockholder should request the separate copies by contacting our Investor Relations Department via telephone at (425) 943-8242 or by writing to the following address: Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004. Stockholders of record sharing an address who are receiving multiple copies of Annual Reports and Proxy Statements may request delivery of single copies by contacting the Company in the manner provided above.

If you received more than one proxy card or voting instruction form, please sign and return all proxy cards or voting instruction forms, or vote each proxy card or voting instruction form by telephone or by internet to ensure that all of your shares are voted.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

(1)	delivering appropriate written notice to the Company;

(2)	timely delivering a valid, subsequent proxy by internet, by telephone, or by mail; or

(3)	voting by ballot at the Annual Meeting.

If you are a beneficial owner, you may be able to submit new voting instructions by contacting your broker, bank, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as previously described.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8242. The list will also be available at the Annual Meeting.

What constitutes a quorum at the Annual Meeting?

The holders of a majority of the outstanding shares entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting, are necessary to constitute a quorum to transact business. Abstentions and “broker non-votes” (as described under the heading “What are ‘broker non-votes’ and how are they voted?”) are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

Shares represented by a valid proxy will be voted at the Annual Meeting and, when instructions are given by the stockholder, will be voted in accordance with those instructions. If you are a stockholder of record and you return your proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

Election of Directors.    A majority voting standard applies to the election of directors in an uncontested election. This means that each of the directors will be elected by the affirmative vote of a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” the director exceeds the number of votes cast “against” the director, with stockholders given the ability to cast votes “for” or “against” a director or to “abstain” from such a vote. Abstentions and broker non-votes will have no effect on the election of directors since only votes cast “for” or “against” a director will be counted. Each incumbent director who has been nominated for election at the Annual Meeting has tendered an irrevocable resignation that will be effective upon (i) the failure to receive the required vote for election at the Annual Meeting and (ii) the acceptance of such resignation by a committee of our independent directors. In the event that one of the director nominees does not receive a majority of the votes cast at the Annual Meeting, a committee of our independent directors will determine whether to accept or reject the previously tendered resignation, or whether other action should be taken. The committee of independent directors is generally required to act in such instances within 90 days of the certification of the election results.

Approval of an Amendment to the Amended and Restated Certificate of Incorporation of Coinstar, Inc. to Increase the Authorized Common Stock to 60,000,000 Shares.    The affirmative vote of the holders of at least a majority of the outstanding shares of Coinstar common stock as of the close of business on the Record Date is required to amend our Certificate to increase the authorized common stock. Abstentions will have the same effect as votes cast “against” this proposal.

Approval of an Amendment to Coinstar’s 1997 Amended and Restated Equity Incentive Plan.    The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum is present, either in person or by proxy, is required to approve an amendment to the 1997 Plan. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Ratification of KPMG LLP and Other Proposals.    Under Coinstar’s Amended and Restated Bylaws (our “Bylaws”), the votes cast “for” must exceed the votes cast “against” the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm and generally any other proposals. Abstentions and, if applicable, broker non-votes are not counted as votes “for” or “against” these proposals.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the Notice. If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have the authority to vote the shares in their best judgment.

What are “broker non-votes” and how are they voted?

A “broker non-vote” occurs when a broker, bank, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder (i) has not received instructions from the beneficial owner and (ii) does not have discretionary voting power for that particular item.

If you are a beneficial owner and you do not give instructions to your broker, bank, or other holder of record, such holder of record will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). If you are a beneficial owner, your broker, bank, or other holder of record has “discretion” to vote your shares on the proposal to approve an amendment to our Certificate to increase the authorized common stock and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm if the holder of record does not receive voting instructions from you. However, such holder of record may not vote your shares on the election of directors or the proposal to approve an amendment to the 1997 Plan without your voting instructions on those proposals, because such proposals are considered “non-discretionary.” Accordingly, without your voting instructions on those proposals, a broker non-vote will occur.

What is the effect of the proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm?

Selection of Coinstar’s independent registered public accounting firm is not required to be submitted to a vote of stockholders. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation, and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors has elected to submit the selection of KPMG LLP as our independent registered public accounting firm to stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another firm without resubmitting the matter to Coinstar’s stockholders. Even if the appointment is ratified, the Audit Committee may, at its discretion, appoint a different independent registered public accounting firm at any time during the year.

Who counts the votes?

Broadridge Financial Solutions, Inc. will serve as the inspector of election and will count all votes. The inspector of election will separately count affirmative and negative votes, abstentions, and broker non-votes.

Who will pay for the cost of this proxy solicitation?

Coinstar will bear the cost of soliciting proxies. Proxies may be solicited on our behalf by Coinstar directors, officers, or employees in person or by telephone, electronic transmission, and facsimile transmission. No additional compensation will be paid to directors, officers, or other employees for soliciting proxies. We furnish copies of solicitation materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, we have retained Georgeson Inc. to aid in the solicitation of proxies. We currently estimate the fees payable to Georgeson Inc. in connection with such services to be approximately $12,000, plus reimbursement of out-of-pocket expenses.

When will Coinstar announce the results of the voting?

We will announce preliminary voting results at the Annual Meeting. We will report the voting results in a Form 8-K within four business days after the end of the Annual Meeting. The report on Form 8-K, and any amendments, will be available at www.sec.gov and on our website at www.coinstar.com.

What are the requirements for admission to the Annual Meeting?

You are entitled to attend the Annual Meeting if you were a Coinstar stockholder as of the close of business on the Record Date or you hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, you must present photo identification. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record as of the Record Date. If you are a beneficial owner, you should provide proof of beneficial ownership as of the Record Date, such as your account statement reflecting ownership as of the Record Date, a copy of the voting instruction card provided by your broker, trustee, or nominee, or other similar evidence of ownership. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Certificate and Bylaws currently divide the Board of Directors into three classes. Each class has a three-year term. Generally, only persons elected by a majority of the remaining directors may fill vacancies on the Board.

Board Composition

As of April 5, 2010, the Board of Directors was composed of seven members, divided into three classes as follows:

Name	Age	Term Expiring In	Audit Committee	Compensation Committee	Nominating and Governance Committee
Arik A. Ahitov	34	2010		*
Deborah L. Bevier	58	2011	*	**	*
Paul D. Davis	53	2012
David M. Eskenazy	47	2011	**		*
Daniel W. O’Connor	54	2012			*
Robert D. Sznewajs	63	2011	*	*
Ronald B. Woodard	67	2010	*	*	**

*	Member

**	Chairperson

If elected at the Annual Meeting, Mr. Ahitov and Mr. Woodard will serve until the 2013 Annual Meeting of Stockholders or until their respective successor is duly elected and qualified, or until their death, resignation, or retirement. Ms. Bevier and Messrs. Davis, Eskenazy, O’Connor, and Sznewajs will continue in office until their respective successor is duly elected and qualified, or until their death, resignation, or retirement.

Except as otherwise specified in a proxy, proxies will be voted for the Board nominees. Mr. Ahitov and Mr. Woodard have consented to being named as Board nominees in this Proxy Statement and have each agreed to serve if elected. Management has no reason to believe that they will be unable to serve. If either of the Board nominees becomes unavailable to serve as a director, proxies will be voted for the election of such person as shall be designated by the Board of Directors, unless the Board chooses to reduce the number of directors serving on the Board.

Nominees for Election to a Three-Year Term Expiring at the 2013 Annual Meeting of Stockholders

Arik A. Ahitov

Arik A. Ahitov has been a director of Coinstar since May 2008. Mr. Ahitov is currently a vice president and portfolio manager of Shamrock Capital Advisors, Inc. (a registered investment advisor), a position he has held since September 2006. Mr. Ahitov has also served as a portfolio manager for the Shamrock Activist Value Fund since September 2004.

Mr. Ahitov brings the perspective of a major Coinstar stockholder through his employment with Shamrock Capital Advisors. In addition, Mr. Ahitov’s prior consulting and investment banking experiences provide a unique perspective regarding Coinstar’s opportunities and challenges. As disclosed in Coinstar’s proxy statement for our 2009 Annual Meeting of Stockholders and as described below under “Related Person Transactions,” Mr. Ahitov was originally appointed to the Board of Directors pursuant to the Shamrock Agreement entered into among Coinstar and the Shamrock Group.

Ronald B. Woodard

Ronald B. Woodard has been a director of Coinstar since August 2001. Mr. Woodard is chairperson of MagnaDrive Corporation (an industrial magnetic coupling manufacturer). Mr. Woodard co-founded MagnaDrive in April 1999 after a 32-year career with The Boeing Company (an aerospace firm), where he held numerous positions, including president of The Boeing Commercial Airplane Group. Mr. Woodard is currently a director of AAR Corp. (a provider of aftermarket support to the aviation and aerospace industry) and Continental Airlines, Inc. (a commercial airline company). He is also a director of Knowledge Anywhere (an on-line provider of employee training) and the Shaw Island School Board, and a trustee of the Seattle Symphony.

With Mr. Woodard’s years of experience at The Boeing Company and his years of board service, including his current board positions, he brings valuable commercial insight and experience to our Board of Directors. His role at The Boeing Company and his continued engagement in the aerospace industry provide him with valuable experience in complex public company dynamics, including international operations. In addition, having served as an independent director of Coinstar during a time of significant growth, Mr. Woodard has a valuable historical perspective regarding Coinstar’s business.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE BOARD’S NOMINEES.

Directors Continuing in Office Until the 2011 Annual Meeting of Stockholders

Deborah L. Bevier

Deborah L. Bevier has been a director of Coinstar since August 2002 and has served as the Board of Directors’ non-employee Chair since October 2008. Ms. Bevier has been a principal of DL Bevier Consulting LLC (an organizational and management consulting firm) since May 2004. Ms. Bevier also served as president of Waldron Consulting, a division of Waldron & Co. (an organizational and management consulting firm), from July 2004 to April 2006. Prior to that time, from 1996 until 2003, Ms. Bevier served as a director, president, and chief executive officer of Laird Norton Financial Group and its predecessor companies (an independent financial advisory services firm). From 1973 to 1996, Ms. Bevier held numerous leadership positions with KeyCorp (a bank holding company), including chairman and chief executive officer of Key Bank of Washington. Ms. Bevier currently serves on the board of directors of Fisher Communications, Inc. (a media and communications company) and F5 Networks, Inc. (a global application delivery networking company). She served on the board of directors of Puget Sound Bank (a commercial bank) from August 2006 to June 2008.

Ms. Bevier has over 35 years of experience with both public and private companies in areas relevant to Coinstar, including finance, banking, management, and organizational operations. Ms. Bevier’s experience as a director of public companies in the communications, media, and global application delivery networking industries is particularly valuable to Coinstar’s business. In addition to Ms. Bevier’s broad background, she brings extensive strategic, corporate governance, and compensation experience to our Board of Directors.

David M. Eskenazy

David M. Eskenazy has been a director of Coinstar since August 2000. Mr. Eskenazy currently serves as chief financial officer for Aegis Senior Communities (a senior living management company specializing in assisted living and memory care). He served as a principal in Esky Advisors LLC (a business advisory services firm) from October 2008 to March 2010. He served as the chief operating officer of Investco Financial Corporation (a real estate development and management company in the Puget Sound region) from April 2008 to September 2008 and as chief investment officer from January 2007 to March 2008. From October 1987 to November 2006, he held a number of financial positions, ultimately serving as executive vice president and chief operating officer, at R.C. Hedreen Co. (a hotel development and investment firm). Prior to that, he served on the audit staff of Peat Marwick Mitchell & Co. (an accounting firm). Mr. Eskenazy is a certified public accountant (inactive).

Having served as an independent director of Coinstar since 2000 and Chairperson of the Audit Committee since 2001, Mr. Eskenazy possesses a wealth of historical Coinstar institutional knowledge. In addition, with his over 24 years of investment and accounting experience, he brings deep investment management experience and an understanding of complex accounting to our Board of Directors.

Robert D. Sznewajs

Robert D. Sznewajs has been a director of Coinstar since August 2002. Since January 2000, Mr. Sznewajs has served as president, chief executive officer, and a member of the board of directors of West Coast Bancorp (a bank holding company). He was also a member of the board of directors of the Portland Branch of the Federal Reserve Bank of San Francisco from January 2004 to December 2009. Mr. Sznewajs is a certified public accountant (inactive).

Mr. Sznewajs brings valuable leadership experience to the Board of Directors, having served in multiple board and executive leadership positions at public and private companies. Mr. Sznewajs also brings to our Board a valuable understanding of accounting functions, financial operations, and retail consumers, as well as a general appreciation for the current economic, business, and governance issues facing public companies from the perspective of a board member and sitting chief executive officer.

Directors Continuing in Office Until the 2012 Annual Meeting of Stockholders

Paul D. Davis

Paul D. Davis has served as our Chief Executive Officer and as one of our directors since April 1, 2009, after having served as our Chief Operating Officer from April 2008 to March 2009. From February 2007 to March 2008, Mr. Davis was an independent consultant working with various consumer packaged goods and retail companies. From October 2004 to January 2007, Mr. Davis served as global chief executive of Kettle Foods Inc. (a producer of chips and other snack foods). Prior to that, he served as president and chief executive officer of Barilla America, Inc. (the U.S.-based division of The Barilla Group, a food producer) from February 2002 to October 2004. From March 1999 to October 2001, Mr. Davis served in executive positions at Starbucks Corporation (a specialty coffee retailer), including president, North American Operations from November 1999 to October 2001 and president, Consumer Products Unit from March 1999 to November 1999. From 1983 to 1999, Mr. Davis served in positions of increasing responsibility at Frito-Lay, a division of PepsiCo, Inc. (a food and beverage company), most recently as president of Hostess Frito-Lay Company, Canada.

In his capacity as Coinstar’s Chief Executive Officer, Mr. Davis brings intimate knowledge of Coinstar’s day-to-day operations to our Board of Directors. In addition, through his prior executive and management experience, Mr. Davis has a broad understanding of the operational, financial, and strategic issues facing companies such as Coinstar.

Daniel W. O’Connor

Daniel W. O’Connor has been a director of Coinstar since February 2009. Mr. O’Connor has served as president and chief executive officer of the Retailnet Group, LLC (an advisory firm) since he founded the company in January 2008. In 1988, Mr. O’Connor founded Management Ventures, Inc. (a research firm focused on large-scale retailers) and served as its president and chief executive officer until July 2004, when he became its non-executive chairman, a position he held until April 2006. Mr. O’Connor has also served as the managing director of Front 4 Ventures (a venture capital and private equity advisory firm) since January 2006. He was a director of EMAK Worldwide, Inc. (the parent company of a family of marketing services agencies) from February 2006 to December 2008. Mr. O’Connor is a certified public accountant (inactive).

Mr. O’Connor brings to our Board of Directors expertise regarding our retail channels and business partners, including expertise gained through his experience as a consultant for some of the world’s largest retailers. Mr. O’Connor also brings relevant understanding of technology and operational trends in the retail marketplace.

CORPORATE GOVERNANCE

Board of Directors

During 2009, the Board of Directors met 21 times. The standing committees of the Board held a total of 26 meetings. No member attended fewer than 89% of the meetings of the Board and standing Board committees on which he or she served. It is Coinstar’s policy to request and encourage all of its directors and director nominees to attend in person annual meetings of stockholders, absent unavoidable conflicts or extenuating circumstances that prohibit attendance. Last year, all directors attended the 2009 Annual Meeting of Stockholders.

The Nasdaq Listing Rules require that a majority of our Board of Directors be “independent directors,” as defined in Nasdaq Listing Rule 5605(a)(2). The Board of Directors, following the review and recommendation of the Nominating and Governance Committee, reviewed the independence of our directors, including whether specified transactions or relationships exist currently, or existed during the past three years, between our directors, or certain family members or affiliates of our directors, and Coinstar and our subsidiaries, certain other affiliates, or our independent registered public accounting firm. In the review, the placement of Coinstar products and services in West Coast Bank locations, which are owned and operated by West Coast Bancorp, of which Mr. Sznewajs is the president, the chief executive officer, and a member of the board of directors, was considered. In addition, Mr. O’Connor’s majority ownership interest in an advisory firm that provides services to an affiliate of one of our studio distributors was considered. Further, Mr. Ahitov’s affiliations with Shamrock funds and their affiliates, collectively a greater than 5% beneficial owner of Coinstar, were considered. As a result of the review, the Board determined that all of the directors, except for Mr. Davis, who is an employee, and our former Chief Executive Officer and director, Mr. Cole, who was an employee during his service on the Board, were “independent” under the applicable Nasdaq Listing Rules described above.

Our non-employee directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a regularly scheduled agenda item for most Board and committee meetings. The Chair of the Board of Directors and the chairperson of each committee acts as the chair of the applicable executive sessions of the non-employee directors.

Board Leadership Structure and Role in Risk Oversight

The Company’s Corporate Governance Principles provide that it is our policy that the positions of Chief Executive Officer and Chair of the Board of Directors not be held by the same person. The Board believes that separating these two positions is in the best interests of the Company. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. The Board believes this leadership structure to be preferred by a significant number of the Company’s stockholders. The Board also believes its administration of its risk oversight function has not affected the Board’s leadership structure.

The Board of Directors considers oversight of Coinstar’s risk management efforts to be a responsibility of the entire Board (as reported by and through the appropriate committee in the case of risks that are under the purview of a particular committee). Management provides the full Board regular updates on major Company initiatives, strategies, and related risks. The Compensation Committee provides oversight of the Company’s pay policies and practices including risks associated with executive compensation. The Audit Committee receives the results of an annual risk assessment designed to identify and assess key risks associated with the achievement of the Company’s strategic objectives. The Audit Committee receives quarterly reports regarding the conduct of risk-based internal audits to include in management action plans in mitigating deficiencies and related risks. The Audit Committee also provides oversight concerning key financial risks and, pursuant to its charter, discusses Company policies with respect to risk assessment and risk management. The chairperson of the relevant Board committee reports on its discussions to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role.

Board Committees

The Board of Directors has established the following standing committees: Audit, Compensation, and Nominating and Governance. The Board may, by resolution passed by a majority of the Board, from time to time, appoint other special committees to address special projects or matters of interest to the Board.

All of the members of each of the standing committees meet the criteria for independence prescribed by Nasdaq. Membership of the standing committees is determined annually by the Board of Directors. Adjustments to committee assignments may be made at any time. As of April 5, 2010, membership of each standing committee was as set forth above under “Board Composition.”

The Board of Directors has adopted a written charter for each standing committee. Stockholders may access a copy of each standing committee’s charter on the Investor Relations section of Coinstar’s website at www.coinstar.com. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee	9 meetings in 2009

The purpose of the Audit Committee is to assist the Board of Directors in oversight of (i) the integrity of Coinstar’s financial statements, (ii) Coinstar’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of Coinstar’s independent registered public accounting firm and the internal auditors, and (v) compliance with Coinstar’s code of ethics for senior financial officers and with Coinstar’s code of conduct for all Coinstar personnel. The Audit Committee retains the authority and responsibility to select, evaluate, and, where appropriate, replace the independent registered public accounting firm. The Audit Committee may retain independent counsel and accountants and other professionals to assist it without seeking Board approval with respect to the selection, fees, or terms of engagement of any such advisors.

The Audit Committee meets with our independent registered public accounting firm at least quarterly, prior to releasing our quarterly results, to review the results of the registered public accounting firm’s interim reviews or annual audit before the results are released to the public or filed with the Securities and Exchange Commission (the “SEC”) or other regulators. The Audit Committee also reviews and comments on the quality of our accounting principles and financial reporting and controls, adequacy of staff, and the results of procedures performed in connection with the audit process.

The charter of the Audit Committee requires that it be composed of at least three directors, all of whom meet the independence requirements established by the Board of Directors, Nasdaq, and applicable laws and regulations. Each Audit Committee member must meet the financial literacy, experience, and expertise requirements of the SEC, Nasdaq, and applicable laws and regulations. At least one Audit Committee member must be an “audit committee financial expert” and have accounting or related financial management expertise as required by the Board, the SEC, and Nasdaq. No member of the Audit Committee may serve on more than three audit committees of publicly traded companies (including our Audit Committee), unless the Board determines that such simultaneous service would not impair the ability of such member to serve on the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and Nasdaq. The Board has also determined that Messrs. Eskenazy and Sznewajs are “audit committee financial experts” under SEC rules, have accounting or related financial management experience, and are financially sophisticated under the Nasdaq Listing Rules.

Compensation Committee	10 meetings in 2009

The purpose of the Compensation Committee is to ensure that Coinstar’s compensation practices further the shared interests of stockholders and management to attract, hire, retain, and motivate the people needed to achieve Coinstar’s performance goals. In particular, the Compensation Committee (i) defines and oversees the executive compensation programs (including compensation of the Chief Executive Officer), (ii) reviews, approves, and administers equity-based compensation and benefit plans, (iii) periodically reviews other employee compensation and benefits programs, and (iv) defines and oversees the director compensation program.

The Compensation Committee’s charter reflects the responsibilities noted above and is reviewed regularly by the Compensation Committee. The charter also requires that the Compensation Committee be composed of at least three directors, all of whom are non-employee outside directors and meet the independence requirements established by the Board of Directors, Nasdaq, and applicable laws and regulations. The Board has determined that each member of the Compensation Committee meets such requirements. The Compensation Committee meets throughout the year at scheduled and special times, and takes actions by written consent, when necessary.

Pursuant to the Compensation Committee’s charter, the Compensation Committee may engage professional consultants to assist it in meeting its responsibilities. The Compensation Committee may work with Coinstar’s human resources professionals and with outside consultants to conduct market surveys to assess and compare executive compensation levels and pay practices in similarly situated companies. The Compensation Committee has sole authority to retain outside counsel, compensation consultants, or other experts or consultants, including sole authority to terminate and approve the fees and other retention terms for such persons. To the extent permitted by applicable law, regulations, and Nasdaq, the Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee or of the Board of Directors, or to Coinstar’s officers, to perform certain duties on its behalf.

The Compensation Committee reports frequently to the Board of Directors and maintains open communication with Coinstar’s Chief Executive Officer, independent consultants, and internal human resources professionals. The Compensation Committee establishes an annual meeting schedule. Other meetings may be called by the Compensation Committee’s chairperson or at the direction of the Board. The Compensation Committee’s chairperson and Coinstar’s Chief Executive Officer and/or Chief People Officer jointly prepare an agenda for each Compensation Committee meeting.

Compensation Consultant

Pursuant to the Compensation Committee’s charter, as outlined above, the Compensation Committee may engage outside consultants to assist it in meeting its responsibilities. For 2009 executive compensation, the Compensation Committee retained Towers Watson as a compensation consultant to conduct a total direct compensation analysis for executive officers and other executives and to make recommendations for changes based on our pay philosophy, business objectives, and stockholder expectations. Towers Watson conducted a competitive market analysis that included published national survey sources of similarly sized companies augmented by proxy data of companies with revenues of similar size to the Company that are either in similar lines of business or the same region. In 2009, a Towers Watson consultant attended one Compensation Committee meeting and held several telephone conference calls with the Compensation Committee’s chairperson and management during the executive compensation evaluation process. Towers Watson did not provide any other services to Coinstar and received fees from Coinstar on behalf of the Compensation Committee. Towers Watson did not determine any aspect of Coinstar’s executive compensation. Please refer to “Compensation Discussion and Analysis” for a discussion of the Compensation Committee’s determinations regarding executive compensation for 2009.

Role of Executives in Establishing Compensation

With the management changes in 2009, and changes in the Company’s Human Resources group in particular, our Chief Executive Officer had primary responsibility for preparing and providing recommendations to the Compensation Committee on the following items: base salaries for executives (excluding himself), the design of the 2009 short-term and long-term incentive plans for executive officers, and the grant value of equity awards provided to executive officers (excluding himself). At the request of the Compensation Committee, the Chief Executive Officer assisted in the review of compensation studies and proposed incentive plans, including, at the delegation of the Compensation Committee, proposing specific performance goals to be reviewed by the Compensation Committee with respect to short-term and long-term executive compensation. Also at the request of the Compensation Committee, the Chief Executive Officer and the General Counsel attended the Compensation Committee meetings that related to executive compensation; however, the executives did not attend the executive sessions of the meetings. In connection with reviewing and determining executive compensation, the Compensation Committee asked the Chief Executive Officer to provide recommendations for compensation levels for the other executive officers. The Compensation Committee uses this information along with, among other things, survey data and market studies to determine executive compensation.

Nominating and Governance Committee	7 meetings in 2009

The purpose of the Nominating and Governance Committee (the “Nominating Committee”) is to (i) identify individuals qualified to become members of the Board of Directors, (ii) approve and recommend to the Board director candidates, (iii) oversee evaluations of the Board and its committees, (iv) monitor the independence of non-employee directors, (v) develop, annually update, and recommend to the Board corporate governance principles and policies applicable to Coinstar, including its code of conduct, and (vi) monitor compliance with such principles and policies.

The charter of the Nominating Committee requires that it be composed of at least three directors, each of whom meets the independence standards required by the Board of Directors, Nasdaq, and applicable laws and regulations. The Board has determined that each member of the Nominating Committee meets such requirements.

As noted above, the Nominating Committee is responsible for making recommendations to the Board of Directors concerning nominees for election as directors and nominees for Board vacancies. To fulfill this role, the Nominating Committee has authority to retain and terminate any search firm that is used to identify director candidates and retains the sole authority to approve fees and other retention terms relating to search firms. The Nominating Committee may also retain independent counsel and other professionals to assist it.

The Nominating Committee reviews annually the appropriate skills and characteristics required of members of the Board of Directors in light of the current makeup of the Board. When assessing a director candidate’s qualifications, the Nominating Committee will consider, among other factors, issues of expertise (including retail, public company, and policy-making experience), independence, personal and professional ethics, integrity, values, and diversity, as well as skills relating to finance, public policy, management, and business. The Nominating Committee does not have a formal policy with respect to diversity; however, the Nominating Committee and the Board believe it essential to have directors representing diverse viewpoints. Accordingly, diversity is one factor considered by the Nominating Committee in evaluating overall Board composition and evaluating appropriate director candidates. The director selection guidelines are further described in Exhibit A to the Nominating Committee’s charter.

Pursuant to its charter, the Nominating Committee will also consider qualified director candidates recommended by Coinstar’s stockholders. The Nominating Committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by the Nominating Committee or the Board of Directors. Stockholders can recommend director candidates by following the instructions outlined below under “Consideration of Stockholder-Recommended Director Nominees.” No nominations for director were submitted to the Nominating Committee for consideration by any of Coinstar’s stockholders in connection with the Annual Meeting.

DIRECTOR COMPENSATION

2009 Director Compensation Table

The following table shows compensation earned by or paid to our non-employee directors who served as directors during 2009.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Total
Arik A. Ahitov (4)	$76,500	$74,988	$34,622	—	$186,110
Deborah L. Bevier	122,500	123,741	60,455	—	306,696
David M. Eskenazy	94,750	74,988	34,622	—	204,360
Daniel W. O’Connor (5)	54,500	93,730	43,328	—	191,558
Robert D. Sznewajs	89,750	74,988	34,622	$2,359	201,719
Ronald B. Woodard	95,250	74,988	34,622	—	204,860

(1)	Paul D. Davis, as Chief Executive Officer, and David W. Cole, as former Chief Executive Officer, did not receive additional compensation for their services on the Company’s Board of Directors in 2009. The compensation of Messrs. Davis and Cole is described in the “2009 Summary Compensation Table.”

(2)	As of December 31, 2009, non-employee members of the Board of Directors had the following aggregate number of restricted stock awards outstanding: Mr. Ahitov, 2,441; Ms. Bevier, 3,418; Mr. Eskenazy, 2,441; Mr. O’Connor, 2,441; Mr. Sznewajs, 2,441; and Mr. Woodard, 2,441. The dollar amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) for awards granted during the fiscal year ended December 31, 2009. Assumptions used in the calculation of these amounts are described in notes 2 and 11 to the Company’s audited financial statements included in the Annual Report. On February 27, 2009, Mr. O’Connor received an initial award of 717 shares of restricted stock with a grant date fair value of $18,750, which fully vested on June 3, 2009. In connection with her becoming Chair of the Board effective October 3, 2008, on March 19, 2009, Ms. Bevier received an award of 644 shares of restricted stock with a grant date fair value of $18,750 (prorated based on the number of months she served as Chair after Keith D. Grinstein, the former Chair, no longer served on the Board), which fully vested on June 3, 2009 (the same vest date tied to the 2008 annual grants awarded on June 3, 2008). In addition, on June 2, 2009, each non-employee director received an annual award of 2,441 shares of restricted stock with a grant date fair value of $75,000 and Ms. Bevier, as Chair of the Board, received an additional award of 977 shares of restricted stock with a grant date fair value of $30,000, each such restricted stock award to vest one year from the date of grant and, if unvested, to be forfeited upon a director’s termination of service.

(3)

As of December 31, 2009, non-employee members of the Board of Directors had the following aggregate number of stock options outstanding: Mr. Ahitov, 6,529; Ms. Bevier, 61,617; Mr. Eskenazy, 51,463; Mr. O’Connor, 4,455; Mr. Sznewajs, 42,963; and Mr. Woodard, 47,963. The dollar amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during the fiscal year ended December 31, 2009. Assumptions used in the calculation of these amounts are described in notes 2 and 11 to the Company’s audited financial statements included in the Annual Report. On February 27, 2009, Mr. O’Connor was awarded an initial option to purchase 1,054 shares of common stock with a grant date fair value of $8,750, which fully vested on June 3, 2009. In connection with her becoming Chair of the Board effective October 3, 2008, on March 19, 2009, Ms. Bevier was awarded an option to purchase 1,196 shares of common stock with a grant date fair value of $10,991 (prorated based on the number of months she served as Chair after Keith D. Grinstein, the former Chair, no longer served on the Board), which fully vested on June 3, 2009 (the same vest date tied to the 2008 annual grants awarded on June 3, 2008). In addition, on June 2, 2009, each non-employee director received an annual stock option grant to purchase 3,401 shares of common stock with a grant date fair value of $35,000 and Ms. Bevier, as Chair of the Board, received an additional stock option grant to purchase 1,458 shares of common stock with a grant date fair value of $15,000, each such stock option to vest in equal monthly installments over one year from the date of grant and to have a term of five years.

(4)	Mr. Ahitov’s cash fees are paid to Shamrock Capital Advisors, Inc., where Mr. Ahitov is a vice president and portfolio manager.

(5)	Mr. O’Connor joined the Company’s Board of Directors in February 2009.

Time and Manner of Compensation

Cash compensation for attending committee meetings and more than 10 meetings of the Board of Directors in a given year is paid at the end of each fiscal quarter. Annual cash retainers for service as a director or committee chairperson are paid in quarterly installments at the same time as committee meeting fees are paid. Directors may elect to receive their compensation in the form of Coinstar common stock rather than cash. If a director elects to receive Coinstar common stock, the director will receive the number of whole shares that may be purchased at the fair market value on the last day of the fiscal quarter with the compensation otherwise payable in cash. Any balance of compensation remaining after the whole shares are issued is then paid in cash. In the past, we allowed directors to defer portions of their annual cash compensation into tax-deferred interest-bearing accounts pursuant to our Outside Directors’ Deferred Compensation Plan. Effective January 1, 2005, we suspended future deferrals under this plan due to low participation. The director who had previously deferred a portion of his cash compensation continues to maintain interests in the plan. Since no deferrals were made after December 31, 2004, the plan is not subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Pursuant to a non-employee director program, as amended on June 4, 2007 and administered under the 1997 Plan, stock options and restricted stock awards are automatically awarded upon initial election or appointment to the Board of Directors and following each annual meeting of stockholders. The terms of these awards are described in footnotes 2 and 3 to the table above. Stock options are granted with exercise prices equal to the per share fair market value of Coinstar common stock on the date of grant.

2009 Director Compensation

For 2009, the components of Coinstar’s standard non-employee director cash and equity compensation were:

Compensation Paid to Non-Employee Directors
Annual retainer	$50,000
Annual restricted stock award	$75,000	(1)
Annual stock option grant	$35,000	(1)
Stock option grant upon initial election or appointment	Prorated	(2)
Restricted stock grant upon initial election or appointment	Prorated	(2)
Attendance at Board meetings in excess of 10 meetings in a given year	$1,500	(3)

Compensation for Attendance at Committee Meetings (in Person or by Phone)
Audit Committee	$1,250
Compensation Committee	$1,000
Nominating and Governance Committee	$1,000

Additional Compensation for Board and Committee Chairpersons
Non-Employee Board Chair
Annual retainer	$35,000
Annual restricted stock award	$30,000	(1)
Annual stock option grant	$15,000	(1)
Audit Committee (if not Board Chair)	$10,000
Compensation Committee (if not Board Chair)	$10,000
Nominating and Governance Committee (if not Board Chair)	$7,500

(1)	Awards are granted based on grant date fair value.

(2)	Upon an initial election or appointment to the Board of Directors on a date other than the date of an annual meeting of stockholders, each non-employee director is automatically granted a prorated annual option grant and restricted stock award, based on the number of full calendar months between the date of initial election or appointment and the date of the first anniversary of the then last annual meeting of stockholders.

(3)	Each one-year period is measured from the date of one annual meeting of stockholders to the next annual meeting of stockholders.

In addition, non-employee directors are paid per-meeting fees for attending any meetings of non-standing committees established by the Board of Directors. For 2009, Messrs. Ahitov, Eskenazy, Sznewajs and Woodard were paid $1,000 per meeting for attendance at Finance Committee meetings. Directors are also reimbursed for reasonable Coinstar-related travel expenses.

Non-Employee Director Stock Ownership Guidelines

The Board of Directors instituted stock ownership guidelines that provide that each non-employee director should personally own shares of Coinstar’s common stock equal in market value to three times his or her annual cash compensation. The minimum number of shares to be held by directors will be calculated on the day of the then-current annual meeting of stockholders. The shares owned are valued at the greater of (i) the price at the time of acquisition/purchase or (ii) the current market value. Any subsequent change in the value of shares does not affect the amount of stock directors should hold during that year. Directors who have been serving since at least April 3, 2008 were expected to attain the minimum level of target ownership prior to the 2009 Annual Meeting of Stockholders. Any director elected after April 3, 2008 is expected to attain the minimum level of target ownership within a period of three years from the date he or she is first elected to the Board. The following shares are counted in determining a director’s stock ownership: (a) shares of Coinstar’s common stock purchased on the open market; (b) shares obtained through option exercises; and (c) shares of Coinstar’s restricted stock held directly by a director, whether or not vested. Director stock ownership does not include options to purchase stock.

As of March 22, 2010, all of the non-employee directors who had been serving since at least April 3, 2008 were in compliance with Coinstar’s stock ownership requirements. For additional information regarding the stock holdings of our non-employee directors, see “Security Ownership of Certain Beneficial Owners, Directors, and Management.” Mr. Cole was and Mr. Davis is subject to the officer stock ownership guidelines described in “Compensation Discussion and Analysis.”

PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF COINSTAR, INC.

TO INCREASE THE AUTHORIZED COMMON STOCK TO 60,000,000 SHARES

On March 30, 2010, our Board of Directors approved an amendment to our Amended and Restated Certificate of Incorporation (our “Certificate”) to increase the authorized common stock by 15,000,000 shares, from 45,000,000 shares to 60,000,000 shares, and directed that this amendment be submitted to a vote of our stockholders at the Annual Meeting. This amendment will also have the effect of increasing the number of authorized shares of capital stock from 50,000,000 shares to 65,000,000 shares.

We currently have 45,000,000 shares of our common stock authorized for issuance. As of the close of business on the Record Date, there were 31,509,691 shares of common stock issued and outstanding; 4,037,041 shares of common stock reserved for future issuance under our equity compensation plans; and 6,733,573 shares of common stock reserved for future issuance upon the conversion of the Company’s convertible debt or pursuant to contractual arrangements. As of the close of business on the Record Date, based on the number of outstanding and reserved shares of common stock, Coinstar had approximately 2,719,695 shares of common stock available and unreserved for future use (including 1,926,081 treasury shares). Our Board of Directors believes that the availability of additional authorized shares of common stock will provide us with the flexibility to issue shares of our common stock and securities convertible or exercisable for common stock for general corporate purposes, such as (a) financing transactions, including public or private offerings of common stock or convertible securities, (b) strategic investments, partnerships, collaborations, and other similar transactions, and (c) equity awards under our equity compensation plans. Failure to increase the authorized common stock may limit our ability to finance investment opportunities or attract or retain employees over the long term.

Our Board of Directors will determine whether, when, and on what terms the issuance of shares of our common stock may be warranted in connection with any future actions. No further action or authorization by our stockholders will be necessary before issuance of the additional shares of our common stock authorized under our Certificate, except as may be required for a particular transaction by applicable law or regulatory agencies or the rules of Nasdaq or any other stock exchange on which our common stock is listed.

The additional common stock to be authorized will have rights identical to our currently outstanding common stock. This amendment will not affect the par value of our common stock, nor will it affect our preferred stock. Any issuance of additional shares of common stock would increase the number of outstanding shares of common stock and, unless such issuance was pro rata among existing stockholders, the percentage ownership of existing stockholders would be diluted accordingly. Holders of our common stock do not have preemptive rights to purchase any additional shares of our common stock that may be issued.

Although an increase in the authorized shares of our common stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction resulting in our acquisition by another company), the proposed increase in shares authorized is not in response to any effort by any person or group to accumulate our common stock or to obtain control of the Company. In addition, this amendment is not part of a plan by our Board to recommend or implement a series of anti-takeover measures.

If this amendment is approved, paragraph A of Article IV of our Certificate would read as follows:

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is sixty-five million (65,000,000) shares. Sixty million (60,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

To approve this Proposal 2, the affirmative vote of the holders of at least a majority of the outstanding shares of Coinstar common stock as of the close of business on the Record Date is required. Abstentions will have the same effect as votes cast “against” this proposal. If adopted by our stockholders, this amendment would become effective upon filing with the Secretary of State of Delaware. We anticipate that this filing would be made as promptly as reasonably practicable following the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF COINSTAR, INC. TO INCREASE THE AUTHORIZED COMMON STOCK TO 60,000,000 SHARES.

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE

COINSTAR, INC. 1997 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

On March 30, 2010, our Board of Directors, based on the recommendation of the Compensation Committee, approved an amendment (the “Plan Amendment”) to the 1997 Amended and Restated Equity Incentive Plan (the “1997 Plan”), subject to stockholder approval. The Plan Amendment increased the number of shares that can be issued as stock awards by 1,000,000 shares, from 800,000 to 1,800,000. The Plan Amendment did not increase the total number of shares authorized for issuance under the 1997 Plan.

Our Board of Directors believes that the effective use of stock-based long-term incentive compensation is vital to our ability to achieve continued strong performance in the future by providing a direct link between executive compensation and long-term stockholder value creation. The Plan Amendment will enable Coinstar to continue to offer competitive compensation packages to our employees, directors, and consultants that are responsive to evolving compensation practices that increasingly emphasize full value stock awards that incentivize employees while minimizing dilution to our stockholders. As of April 5, 2010, there were 1,592,291 shares remaining available for grant as new awards under the 1997 Plan and, of those shares, there were 82,989 shares remaining available for grant as new stock awards under the 1997 Plan. The Board is recommending approval of the Plan Amendment to enable us to meet our expected needs. To address any issues that stockholders may have regarding the number of shares that Coinstar would be able to grant subject to awards under the 1997 Plan as a result of the Plan Amendment, our Board of Directors has determined that the average annual number of shares that may be granted subject to awards during the three fiscal years commencing January 1, 2010 under the 1997 Plan will not be greater than 3.06% (average of the 2009 and the 2010 Risk Metrics Group burn-rate caps for our industry) of the weighted average annual number of outstanding shares during such three fiscal years. For purposes of calculating the number of shares granted in a year, any full value awards will count as equivalent to two shares.

The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum is present, either in person or by proxy, is required to approve this Proposal 3. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of this proposal. If stockholders do not approve the Plan Amendment, the 1997 Plan will continue in effect without the Plan Amendment.

A copy of the 1997 Plan, as amended, is attached to this Proxy Statement as Appendix A. The following description of the 1997 Plan, as amended, is a summary and does not purport to be a complete description. Please refer to Appendix A for more detailed information.

Summary of Terms

Purpose.    The purposes of the 1997 Plan are (i) to attract and retain the best available personnel; (ii) to provide additional incentives to our employees, directors, and consultants; and (iii) to promote the success of our business.

Stock Subject to the 1997 Plan.    Subject to adjustment for stock splits and similar events, a maximum of 8,717,274 shares is authorized for issuance under the 1997 Plan. The shares issued under the 1997 Plan may come from authorized but unissued shares of Coinstar common stock. If any awards granted under the 1997 Plan expire for any reason or otherwise terminate, in whole or in part, without having been exercised in full (or vested in the case of restricted stock), the stock not acquired under such awards reverts to and again becomes available for issuance under the 1997 Plan.

Administration.    The 1997 Plan may be administered by the Board of Directors or any Board-appointed committee of two or more independent directors (the “plan administrator”). The plan administrator may further delegate authority to different committees of the Board or to an executive officer, subject to limits prescribed by the plan administrator, except that all grants of awards to directors must be approved by a Board-appointed committee consisting of independent directors. The Board has delegated the duties of plan administrator to the Compensation Committee. The plan administrator, subject to the terms of the 1997 Plan, selects the individuals to receive awards, determines the terms and conditions of all awards, and interprets the provisions of the 1997 Plan. The plan administrator is also authorized to make such rules and regulations as it deems necessary to administer the 1997 Plan. The plan administrator’s decisions, determinations, and interpretations are binding on all holders of awards granted under the 1997 Plan.

Awards.    The plan administrator is authorized to grant incentive stock options, nonqualified stock options, and stock awards under the 1997 Plan. Awards may consist of one or more of these grant types.

Eligibility.    Awards may be granted to all of our employees, directors, and consultants, and to the employees, directors, and consultants of any parent or subsidiary of ours, except that only employees may receive incentive stock options. As of April 5, 2010, approximately 2,828 people were eligible to receive grants under the 1997 Plan.

Stock Option Grants.    Options granted under the 1997 Plan may be “incentive stock options” (as defined in Section 422 of the Code) or nonqualified stock options. The exercise price for each option is determined by the plan administrator but may not be less than 100% of the fair market value of Coinstar common stock on the date of grant (except for options granted in assumption of or substitution for options granted by a company acquired by Coinstar). For purposes of the 1997 Plan, “fair market value” means the closing sales price (or the closing bid, if no sales were reported) for our common stock for a single trading day as quoted on the Nasdaq Global Select Market or any other established stock exchange on which our stock is listed. If our common stock is not quoted on an exchange, the “fair market value” will be determined by the Board of Directors in good faith. As of April 5, 2010, the closing sales price for Coinstar common stock on the Nasdaq Global Select Market was $33.87 per share.

The exercise price for shares purchased under an option must be paid in cash or by check or, at the discretion of the plan administrator and to the extent permitted by applicable law, by delivery of Coinstar common stock already owned by the optionee for at least six months, a broker-assisted cashless exercise, or such other consideration as the plan administrator may permit, including a promissory note to the extent not prohibited by law.

No option may have a term of more than ten years from the date of grant. Each option will vest and become exercisable by the holder based on a vesting schedule set forth in the individual optionee’s grant notice. Generally, options granted to employees under the 1997 Plan vest over a four-year period, with 25% of the option becoming vested and exercisable on each anniversary of the date of grant. Unless the plan administrator determines otherwise, options vested as of the date of termination of the optionee’s employment or service relationship with Coinstar generally will be exercisable for three months after the date of termination for terminations due to reasons other than death or disability, or one year after the date of termination for terminations due to death or disability, but in no event may an option be exercised after the expiration of its term.

Except for adjustments to reflect stock splits and similar events, the plan administrator may not, without stockholder approval, cancel or amend an outstanding stock option for the purpose of repricing, replacing, or regranting the option with an exercise price that is less than the exercise price of the original option (as adjusted for stock splits and similar events).

Stock Awards.    The plan administrator is authorized to make awards of common stock or awards denominated in units of common stock on such terms and conditions and subject to such restrictions, if any, that may be based on continuous service with the Company or the achievement of performance criteria. Subject to adjustment for stock splits and similar events, not more than an aggregate of 1,800,000 shares of Coinstar common stock is available for issuance pursuant to grants of stock awards under the 1997 Plan, as amended.

Performance-Based Compensation Under Section 162(m) of the Code.    The plan administrator may determine that awards under the 1997 Plan will be made subject to the attainment of performance goals relating to one or more business criteria for purposes of qualifying the awards as “performance-based” under Section 162(m) of the Code. These business criteria include profits (including, but not limited to, profit growth, net operating profit, or economic profit), profit-related return ratios, return measures (including, but not limited to, return on assets, capital, equity, or sales), cash flow (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes), net sales growth, net income (before or after taxes, interest, depreciation, and/or amortization), gross or operating margins, productivity ratios, share price (including, but not limited to, growth measures and total stockholder return), expense targets, margins, operating efficiency, customer satisfaction, and working capital targets, where such criteria may be stated in absolute terms or relative to comparison companies. The plan administrator may not adjust performance goals for any award intended to qualify as “performance-based” under Section 162(m) of the Code for the year in which the award is settled in a manner that would increase the amount of compensation otherwise payable to a participant.

The plan administrator may provide in any such award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in Coinstar’s annual report to stockholders for the applicable year, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, (h) gains and losses on asset sales, and (i) impairments.

Subject to adjustment for stock splits and similar events, no person is eligible to receive awards under the 1997 Plan covering more than 500,000 shares of Coinstar common stock in any calendar year.

Transferability.    An incentive stock option is not transferable except by will or by the laws of descent and distribution, and is exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A nonqualified stock option may be transferred other than for consideration, to the extent provided in the option agreement; provided that if the option agreement does not expressly permit the transfer of a nonqualified stock option, the nonqualified stock option is not transferable except by will, by the laws of descent and distribution, or pursuant to a domestic relations order and will be exercisable during the lifetime of the person to whom the option is granted only by such person or any transferee pursuant to a domestic relations order. Notwithstanding the foregoing, the person to whom the option is granted may, by delivering written notice to us, in a form satisfactory to us, designate a third party who, in the event of the death of the optionee, is thereafter entitled to exercise the option. Stock awards are not transferable except by will or the laws of descent and distribution or, if the stock award agreement so provides, pursuant to a domestic relations order so long as stock awarded under such agreement remains subject to the terms of the agreement.

Adjustment of Shares.    If any change is made in the stock subject to the 1997 Plan, or subject to any award, without the receipt of consideration by us (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or other transaction not involving the receipt of consideration by us), then (i) the 1997 Plan will be appropriately adjusted in the class(es) and maximum number of shares authorized for issuance under the 1997 Plan, the class(es) and maximum number of shares available for issuance pursuant to stock awards, the class(es) and maximum number of shares that can be made subject to awards granted to any person during any calendar year, and the class(es) and number of shares for which awards may be automatically granted pursuant to a formula program established under the 1997 Plan, and (ii) awards outstanding under the 1997 Plan will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding awards.

Change of Control.    The 1997 Plan provides that the plan administrator retains the discretion to do one or more of the following in the event of a merger, reorganization, or sale of substantially all of the assets of Coinstar: (i) arrange to have the surviving or successor entity or any parent entity thereof assume the options or grant replacement options with appropriate adjustments in the option prices and adjustments in the number and kind of securities issuable upon exercise, (ii) shorten the period during which options are exercisable, (iii) accelerate any vesting schedule to which an option is subject, or (iv) cancel vested options in exchange for a cash payment upon such terms and conditions as determined by the Board of Directors at the time of the event. The plan administrator may also provide for one or more of the foregoing alternatives in any particular option agreement.

Termination and Amendment.    The Board of Directors may at any time suspend, amend, or terminate the 1997 Plan, but, other than adjustments for stock splits and similar events, stockholder approval is required for any amendment that (i) materially increases the number of shares issuable under the 1997 Plan, (ii) materially modifies the requirements for participation in the 1997 Plan, (iii) otherwise materially amends the 1997 Plan to the extent stockholder approval is required by Nasdaq or applicable securities exchange listing requirements, or (iv) otherwise requires stockholder approval under any applicable law or regulation. The 1997 Plan will terminate on June 8, 2016, unless earlier terminated by the Board. No suspension, termination, or amendment of the 1997 Plan and no amendment of awards outstanding under the 1997 Plan may impair the rights of any holders of outstanding awards without the holder’s written consent.

Plan Benefits.    A new plan benefits table, as described in the SEC’s proxy rules, is not provided because all awards made under the 1997 Plan are discretionary. However, please refer to the “2009 Grants of Plan-Based Awards Table,” which provides information on the grants made to the Named Executive Officers (as defined under the “2009 Summary Compensation Table”) in the last fiscal year, and please refer to the section entitled “2009 Director Compensation,” which provides information on grants for our non-employee directors in the last fiscal year.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of awards under the 1997 Plan to us and to participants in the 1997 Plan who are citizens or residents of the United States for U.S. federal tax purposes. The summary is based on the Code, the U.S. Treasury regulations promulgated thereunder, and various judicial and administrative authorities in effect as of the date of this Proxy Statement, all of which are subject to change, possibly with retroactive effect. The summary does not cover any state or local tax or non-U.S. tax consequences of participation in the 1997 Plan. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to participants in the 1997 Plan. Therefore, we strongly encourage participants to consult their own tax advisors as to the specific federal income or other tax consequences of their participation in the 1997 Plan in light of their own particular circumstances.

Incentive Stock Options.    The incentive stock options granted under the 1997 Plan are intended to qualify for the favorable federal income tax treatment accorded “incentive stock options” under the Code. Generally, the grant or vesting of an incentive stock option does not result in any federal income tax consequences to the participant or to us. If a participant exercises an incentive stock option during the participant’s employment as an employee or within three months after the participant’s employment as an employee ends (12 months in the case of permanent and total disability), the participant generally will not recognize income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will recognize income for U.S. alternative minimum tax purposes at that time as if the option were a nonqualified stock option).

The federal income tax consequences of a disposition of stock acquired through exercise of an incentive stock option will depend on the period such stock is held prior to disposition. If a participant holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and more than one year from the date of exercise of the option, the participant generally will recognize long-term capital gain or loss in the year of disposition equal to the difference between the amount realized on the disposition of the stock and the amount paid for the stock on exercise of the option.

If the participant disposes of the stock before the expiration of either of the statutory holding periods described above (a “disqualifying disposition”), the participant generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the exercise price and (ii) the excess of the amount realized on the disposition of the stock over the exercise price.

Generally, in the taxable year of a disqualifying disposition, the participant will also recognize capital gain or loss equal to the difference between the amount realized on the disposition of such stock over the sum of the amount paid for such stock plus any amount recognized as compensation income by reason of the disqualifying disposition. Such capital gain or loss will be characterized as short-term or long-term, depending on how long the stock was held. Long-term capital gains generally are subject to lower tax rates than ordinary income and short-term capital gains.

Nonqualified Stock Options.    In general, for U.S. federal income tax purposes, a participant will not recognize any income upon the grant or vesting of a nonqualified stock option under the 1997 Plan with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon exercise of a nonqualified stock option, the participant generally will recognize compensation taxable as ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the amount paid for the stock upon exercise of the option.

Upon disposition of the stock acquired upon exercise of a nonqualified stock option, the participant will recognize capital gain or loss equal to the difference between the amount realized on the disposition of such stock over the sum of the amount paid for such stock plus any amount recognized as compensation income upon exercise of the option. Such capital gain or loss will be characterized as short-term or long-term, depending on how long the stock was held.

Unrestricted Stock Awards.    Generally, if a participant receives shares of stock under the 1997 Plan that are not subject to restrictions, the participant will recognize compensation taxable as ordinary income at the time of receipt of the shares in an amount equal to the excess of the fair market value of the stock at the time of grant over the amount, if any, paid for such stock. The participant’s holding period for the shares will begin on the date that the participant receives the shares, and the participant’s tax basis in the shares will be the amount of ordinary income the participant recognizes plus the amount, if any, paid for the shares.

Restricted Stock Awards.    Upon receipt of an award of restricted stock, the recipient generally will not recognize compensation taxable as ordinary income until the restrictions lapse or, if earlier, the time the stock becomes transferable. At such time, the recipient generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the current fair market value of the stock over the amount, if any, paid for the stock. Any further appreciation in the fair market value of the stock generally will be taxed upon disposition of the stock. Within 30 days of receipt of an award of restricted stock, the recipient may elect to recognize compensation taxable as ordinary income in the taxable year of receipt under Section 83(b) of the Code, despite the fact that such stock is subject to restrictions. If such election is made, the recipient generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the stock at the time of receipt over the amount, if any, paid for the stock. Any further appreciation in the fair market value of the stock will be taxed upon disposition of the stock.

The tax treatment of a subsequent disposition of restricted stock will depend upon whether a participant has made a timely and proper Section 83(b) election. If a participant makes a timely and proper Section 83(b) election, when the participant sells the restricted shares, the participant generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition of the stock and the tax basis of the shares sold. Such capital gain or loss will be characterized as short-term or long-term, depending on how long the stock was held. If no Section 83(b) election is made, any disposition after the restriction lapses generally will result in short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, the participant paid for the shares plus the amount of taxable ordinary income recognized either at the time the restrictions lapsed or at the time of the Section 83(b) election, if an election was made. If a participant has to forfeit the shares to us (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction for the amount of compensation income recognized as a result of making the Section 83(b) election, and the participant generally will have a capital loss equal to the amount, if any, paid for the shares.

Restricted Stock Units.    A participant generally will not recognize income at the time a restricted stock unit is granted. When any part of a stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares the participant receives.

Tax Consequences to Coinstar.    In the foregoing cases, Coinstar generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to the limitations imposed under Section 162(m) of the Code and other provisions of the Code.

Section 409A of the Code.    We intend that awards granted under the 1997 Plan comply with, or otherwise be exempt from, Section 409A of the Code.

Section 162(m) of the Code.    Under Section 162(m) of the Code, as described above, we are generally prohibited from deducting compensation paid to certain employees in excess of $1 million per person in any year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE

APPROVAL OF AN AMENDMENT TO

THE COINSTAR, INC. 1997 AMENDED AND RESTATED EQUITY INCENTIVE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the shares of Coinstar common stock authorized for issuance under our equity compensation plans as of December 31, 2009.

Our stockholder-approved equity compensation plans consist of the 1997 Plan, our 1997 Non-Employee Directors’ Stock Option Plan (the “1997 Director Plan”), and our Employee Stock Purchase Plan, as amended (the “ESPP Plan”). We have not granted any awards since June 2004, and no additional awards will be granted, under the 1997 Director Plan, which was terminated by the Board of Directors in 2005. The ESPP Plan has been suspended since August 2005.

Our non-stockholder-approved equity compensation plans consist of our 2000 Amended and Restated Equity Incentive Plan (the “2000 Plan”) and certain other individual non-plan grants.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by stockholders	2,231,856	(1)	$27.48	2,050,930	(2)(3)
Equity compensation plans not approved by stockholders	176,342		21.49	29,807	(3)

Total (4)	2,408,198		$27.04	2,080,737

(1)	Includes shares subject to stock options granted to our non-employee directors under the 1997 Director Plan. Also includes shares subject to stock options granted to our non-employee directors pursuant to a program administered under the 1997 Plan and described under the section entitled “Director Compensation.”

(2)	Of these shares, 28,530 remain available for issuance under the ESPP Plan.

(3)	Under the 1997 Plan and the 2000 Plan, Coinstar may grant awards of common stock, restricted stock awards, or awards denominated in units of common stock, in addition to stock options.

(4)	Excludes additional shares that may be issued if target performance is exceeded under outstanding unearned performance-based restricted stock awards.

Description of Non-Stockholder-Approved Equity Arrangements

Below is a description of our equity compensation arrangements that were not approved by stockholders. Approval by stockholders was not required under the SEC and Nasdaq Listing Rules in effect at the time of entering into these arrangements.

2000 Amended and Restated Equity Incentive Plan

In December 2000, the Board of Directors adopted the 2000 Plan. Subject to adjustment for stock splits and other similar events, a maximum of 770,000 shares were authorized for issuance under the 2000 Plan. As of December 31, 2009, there were 29,807 shares available for grant under the 2000 Plan. The 2000 Plan provides for the grant of nonqualified stock options and stock awards, with terms and conditions substantially similar to those described for nonqualified stock options and stock awards under the description of the 1997 Plan above. The 2000 Plan will terminate on December 14, 2010, unless earlier terminated by the Board.

Non-Plan Grants

In September 2002, we granted each of our then non-employee directors, other than our then Chair of the Board of Directors, nonqualified stock options to purchase 2,500 shares. Each of these options has a ten-year term, has an exercise price equal to the fair market value of Coinstar common stock on the date of grant ($27.60), and vested at the rate of 8.333% of the total grant for each month of continuous service from the date of grant, until fully vested one year from the date of grant. In the event of a non-employee director’s termination of service, the vested portion of the option will remain exercisable until the earlier of the expiration of the option or one year after termination of service. Each of these options was granted outside the 1997 Director Plan (which plan was terminated by the Board in 2005), but, except as otherwise specified in the agreement evidencing the grant, is subject to the terms of that plan.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as Coinstar’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP as Coinstar’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Coinstar and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as the representative of the Board of Directors for general oversight of Coinstar’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management has responsibility for preparing Coinstar’s financial statements as well as for Coinstar’s financial reporting process, including internal controls thereon. KPMG LLP, acting as an independent registered public accounting firm, is responsible for auditing those financial statements.

In connection with our review of Coinstar’s consolidated audited financial statements for the fiscal year ended December 31, 2009, we relied on reports received from KPMG LLP as well as the advice and information we received during discussions with Coinstar management. In this context, we hereby report as follows:

(i)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2009 with the Company’s management.

(ii)	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended.

(iii)	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

(iv)	Based on the review and discussion referred to in paragraphs (i) through (iii) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Audit Committee

David M. Eskenazy, Chairperson

Deborah L. Bevier

Robert D. Sznewajs

Ronald B. Woodard

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES REPORT

Fees Paid to Independent Registered Public Accounting Firm

In connection with the audit of the 2009 financial statements and internal control over financial reporting, we entered into an engagement letter with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for Coinstar. That agreement is subject to alternative dispute resolution procedures, an exclusion of punitive damages, and various other provisions.

We incurred the following fees for services performed by KPMG LLP, our principal auditor, for fiscal years 2008 and 2009, inclusive of out-of-pocket expenses. Consistent with SEC guidelines, the amounts disclosed below for Audit Fees for each fiscal year reflect fees billed or expected to be billed by KPMG LLP, even if KPMG LLP has not yet invoiced Coinstar for such services as of the date of this Proxy Statement. The amounts disclosed for Audit-Related Fees, Tax Fees, and All Other Fees for each fiscal year include amounts billed for such services by KPMG LLP, even if KPMG LLP did not bill Coinstar for such services until after the fiscal year-end.

Audit Fees
2009	$2,726,733
2008	$3,052,400

Audit Fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements, reviews of our interim consolidated financial statements included in quarterly reports, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including relating to the SEC. Audit Fees for 2008 included $955,097 in connection with the audit of Redbox financial statements for the fiscal years ended December 31, 2005, 2006, 2007, and 2008, which had been approved by the Redbox board of directors prior to Coinstar’s acquisition of a majority ownership interest in the voting equity of Redbox on January 18, 2008, and $149,544 in connection with professional services rendered related to the then-contemplated initial public offering of Redbox.

Audit-Related Fees
2009	$147,179
2008	$0

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees
2009	$348,952
2008	$160,630

Tax Fees consist of fees for professional services rendered for assistance with federal, state, and international tax compliance, tax advice, and tax planning. All Tax Fees for 2009 and 2008 related to tax compliance services, consultation, and tax planning.

All Other Fees
2009	$0
2008	$0

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services

The Audit Committee has considered the non-audit services provided by KPMG LLP as described above and believes that they are compatible with maintaining KPMG LLP’s independence as Coinstar’s principal registered public accounting firm.

Pursuant to its charter, the Audit Committee pre-approves the retention of Coinstar’s independent registered public accounting firm for all audit, review, and attest engagements and all non-audit services that the independent registered public accounting firm are permitted to provide the Company and approves the fees for all such services, other than de minimis non-audit services as allowed by applicable law. Pre-approval of audit and non-audit services is exclusive to the Audit Committee and may not be delegated to management. The Audit Committee has delegated pre-approval authority to the chairperson of the Audit Committee. The chairperson is required to report his decisions to the Audit Committee at regularly scheduled meetings and may not authorize the approval of any audit, audit-related, or non-audit services for which the total amount to be paid by Coinstar will exceed $50,000. The Audit Committee pre-approved 100% of the Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees listed above, other than those Audit Fees for 2008 approved by the Redbox board of directors prior to Coinstar’s acquisition of a majority ownership interest in the voting equity of Redbox on January 18, 2008.

EXECUTIVE OFFICERS

The following table sets forth the name, age, and position of each of our executive officers as of April 5, 2010:

Name	Age	Position
Paul D. Davis	53	Chief Executive Officer
Gregg A. Kaplan	40	President and Chief Operating Officer
J. Scott Di Valerio	47	Chief Financial Officer
Donald R. Rench	43	General Counsel and Corporate Secretary

Paul D. Davis has served as our Chief Executive Officer since April 1, 2009, after having served as our Chief Operating Officer from April 2008 to March 2009. From February 2007 to March 2008, Mr. Davis was an independent consultant working with various consumer-packaged goods and retail companies. From October 2004 to January 2007, Mr. Davis served as global chief executive of Kettle Foods Inc. (a producer of chips and other snack foods). Prior to that, he served as president and chief executive officer of Barilla America, Inc. (the U.S.-based division of The Barilla Group, a food producer) from February 2002 to October 2004. From March 1999 to October 2001, Mr. Davis served in executive positions at Starbucks Corporation (a specialty coffee retailer), including president, North American Operations from November 1999 to October 2001 and president, Consumer Products Unit from March 1999 to November 1999. From 1983 to 1999, Mr. Davis served in positions of increasing responsibility at Frito-Lay, a division of PepsiCo, Inc. (a food and beverage company), most recently as president of Hostess Frito-Lay Company, Canada.

Gregg A. Kaplan has served as our President and Chief Operating Officer since April 1, 2009. Prior to that, Mr. Kaplan served as chief executive officer of Redbox, currently a wholly owned subsidiary of the Company, from December 2005 to March 31, 2009. Before joining Redbox, Mr. Kaplan was leading the Redbox venture while serving as senior director of strategy for McDonald’s Corporation (a global food service retailer) from September 2002 to November 2005 and as director of strategy from July 2001 to August 2002. Before that, Mr. Kaplan was a partner in Divine interVentures (a venture capital group specializing in business-to-business exchanges and infrastructure software opportunities) from 1999 to 2001. Prior to that, Mr. Kaplan served as director of interactive marketing for Streamline.com (a web-based grocery delivery company) from 1996 to 1999.

J. Scott Di Valerio has served as our Chief Financial Officer since March 2, 2010, after having joined the Company in January 2010 to work on transition matters prior to taking over his appointment as Chief Financial Officer. Mr. Di Valerio served as president of the Americas for the Lenovo Group Limited (a personal computer and technology products and services company) from December 2007 to January 2009. Previously, he served as corporate vice president, OEM Division for Microsoft Corporation (a software and technology company) from 2005 to 2007, and as its corporate vice president, Finance and Administration and chief accounting officer from

2003 to 2005. In addition, Mr. Di Valerio served as corporate vice president, corporate controllership for The Walt Disney Company (an entertainment company) from 2001 to 2003 and as chief financial officer for Mindwave Software Inc. (a software and technology company) during 2000. He also served in various roles, including as partner, at PricewaterhouseCoopers LLP (and its predecessors) from 1985 to 2000. Mr. Di Valerio is a certified public accountant (inactive).

Donald R. Rench has served as our General Counsel since August 2002 and Corporate Secretary since March 2002. Mr. Rench served as our corporate counsel from March 2000 through August 2002. From October 1997 through March 2000, Mr. Rench served as corporate counsel for NetManage, Inc., formerly Wall Data, Inc. (a software company). Prior to that, Mr. Rench was an attorney in private practice in Cincinnati, Ohio.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table shows the number of shares of Coinstar common stock beneficially owned as of March 22, 2010 by: (i) all those known by us to be beneficial owners of more than 5% of our outstanding common stock as of March 22, 2010; (ii) each director and director nominee as of March 22, 2010; (iii) each of the Named Executive Officers listed in the “2009 Summary Compensation Table;” and (iv) the directors and executive officers as of March 22, 2010 as a group.

Unless otherwise indicated, beneficial owners listed in the table may be contacted at Coinstar’s corporate headquarters at 1800 114th Avenue S.E., Bellevue, Washington 98004.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding Shares (1)
More Than 5% Stockholders

FMR LLC (2) 82 Devonshire Street Boston, MA 02109	3,863,048	12.4%

The Guardian Life Insurance Company of America (3) c/o RS Investment Management Co LLC 388 Market Street, Suite 1700 San Francisco, CA 94111	3,415,655	10.9%

Shamrock Activist Value Fund, L.P. (4) 4444 W. Lakeside Drive Burbank, CA 91505	2,525,011	8.1%

BlackRock, Inc. (5) 40 East 52nd Street New York, NY 10022	2,195,625	7.0%

Ameriprise Financial, Inc. (6) 145 Ameriprise Financial Center Minneapolis, MN 55474	1,715,692	5.5%

Non-Employee Directors and Nominees
Arik A. Ahitov (7)	10,720	*
Deborah L. Bevier (8)	70,186	*
David M. Eskenazy (9)	55,390	*
Daniel W. O’Connor (10)	7,330	*
Robert D. Sznewajs (11)	56,567	*
Ronald B. Woodard (1 2)	56,656	*

Named Executive Officers
Paul D. Davis (13)	125,362	*
David W. Cole (14)	269,643	*
Gregg A. Kaplan (15)	53,155	*
James A. Blanda (1 6)	0	*
John C. Harvey (1 7)	0	*
Brian V. Turner (18)	318,628	1.0%
Donald R. Rench (19)	116,818	*
All directors and executive officers as a group (10 persons) (20)	556,655	1.8%

*	Represents beneficial ownership of less than 1%.

(1)	Beneficial ownership is determined in accordance with SEC rules. For the number of shares beneficially owned by and the percentage of ownership reported for each of the “More Than 5% Stockholders,” we rely on each such stockholder’s statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, as described in the footnotes below. For each person, entity, or group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or entity by the sum of 31,255,431 shares of Coinstar common stock outstanding as of March 22, 2010, plus the number of shares of common stock, if any, that such person, entity, or group had the right to acquire pursuant to the exercise of stock options within 60 days of March 22, 2010. Except as indicated by footnote, and subject to marital community property laws where applicable, we believe that the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Information presented is based on a Schedule 13G/A filed with the SEC on January 11, 2010 by FMR LLC and Edward C. Johnson 3d. Pursuant to the filing, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, reports that it is the beneficial owner of 3,863,048 shares as a result of acting as investment advisor to various investment companies, including Fidelity Growth Company Fund, which has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 3,049,848 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,863,048 shares owned by the Funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees.

(3)	Information presented is based on a Schedule 13G/A filed with the SEC on February 11, 2010 by The Guardian Life Insurance Company of America (“GLI”), Guardian Investor Services LLC (“GIS”), RS Investment Management Co. LLC (“RS Investment Management”), and RS Partners Fund. Pursuant to the filing, GLI, GIS, and RS Investment Management report that they had shared voting and shared dispositive power over 3,415,655 shares. Pursuant to the filing, RS Partners Fund reports that it had shared voting and shared dispositive power over 2,317,720 shares.

(4)	Information presented is based on a Schedule 13D/A filed with the SEC on March 12, 2010 by Shamrock Activist Value Fund, L.P. (“SAVF”), Shamrock Activist Value Fund IV, L.P. (“SAVF IV”), Stanley P. Gold, Shamrock Activist Value Fund GP, L.L.C. (“Shamrock General Partner”), and Shamrock Partners Activist Value Fund, L.L.C. (“Shamrock Partners” and, together with SAVF, SAVF IV, and Shamrock General Partner, the “Shamrock Funds”). Pursuant to the filing, SAVF reports that it had shared voting and shared dispositive power over 2,032,590 shares. Pursuant to the filing, SAVF IV reports that it had shared voting and shared dispositive power over 492,421 shares. Pursuant to the filing, Shamrock General Partner reports that it had shared voting and shared dispositive power over 2,525,011 shares. Pursuant to the filing, Shamrock Partners reports that it had sole voting and sole dispositive power over 2,525,011 shares. Pursuant to the filing, Mr. Gold reports that he had no voting power or dispositive power over any of the shares.

(5)	Information presented is based on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. Pursuant to the filing, Blackrock, Inc. reports that it had sole voting and sole dispositive power over 2,195,625 shares.

(6)	Information presented is based on a Schedule 13G filed with the SEC on February 12, 2010 by Ameriprise Financial, Inc. (“AFI”) and RiverSource Investments, LLC (“RvS”). Pursuant to the filing, AFI and RvS report that they had shared voting power over 8,386 shares and shared dispositive power over 1,715,692 shares.

(7)	The number of shares beneficially owned by Mr. Ahitov includes (a) 6,246 shares issuable upon the exercise of options exercisable within 60 days of March 22, 2010 and (b) 2,441 shares of unvested restricted stock. Mr. Ahitov disclaims beneficial ownership over any shares owned by the Shamrock Funds even though Mr. Ahitov is a vice president of Shamrock Capital Advisors, Inc. (an affiliate of the Shamrock Funds) and a portfolio manager of SAVF and SAVF IV.

(8)	The number of shares beneficially owned by Ms. Bevier includes (a) 52,712 shares issuable upon the exercise of options exercisable within 60 days of March 22, 2010 and (b) 3,418 shares of unvested restricted stock.

(9)	The number of shares beneficially owned by Mr. Eskenazy includes (a) 42,680 shares issuable upon the exercise of options exercisable within 60 days of March 22, 2010, (b) 2,441 shares of unvested restricted stock, and (c) 8,236 shares held in a margin account.

(10)	The number of shares beneficially owned by Mr. O’Connor includes (a) 4,172 shares issuable upon the exercise of options exercisable within 60 days of March 22, 2010 and (b) 2,441 shares of unvested restricted stock.

(11)	The number of shares beneficially owned by Mr. Sznewajs includes (a) 5,566 shares credited to Mr. Sznewajs’s deferred account under the Outside Directors’ Deferred Compensation Plan, (b) 42,680 shares issuable upon the exercise of options exercisable within 60 days of March 22, 2010, and (c) 2,441 shares of unvested restricted stock.

(12)	The number of shares beneficially owned by Mr. Woodard includes (a) 47,680 shares issuable upon the exercise of options exercisable within 60 days of March 22, 2010 and (b) 2,441 shares of unvested restricted stock.

(13)	Mr. Davis is a member of our Board of Directors. The number of shares beneficially owned by Mr. Davis includes (a) 61,207 shares issuable upon the exercise of options exercisable within 60 days of March 22, 2010 and (b) 48,924 shares of unvested restricted stock.

(14)	Mr. Cole retired as a director and as the Company’s Chief Executive Officer effective March 31, 2009. The number of shares beneficially owned by Mr. Cole includes (a) 186,694 shares issuable upon the exercise of options exercisable within 60 days of March 22, 2010 and (b) 82,949 shares held in trust under the Cole Living Trust, dated August 5, 2003, and any amendments thereto, for the benefit of Mr. Cole and his spouse, with Mr. Cole and his spouse as trustees.

(15)	Mr. Kaplan was appointed as the Company’s President and Chief Operating Officer effective April 1, 2009. The number of shares beneficially owned by Mr. Kaplan includes (a) 28,185 shares issuable upon the exercise of options exercisable within 60 days of March 22, 2010 and (b) 18,784 shares of unvested restricted stock.

(16)	Mr. Blanda served as the Company’s Interim Chief Financial Officer from November 10, 2009 to March 1, 2010.

(17)	Mr. Harvey served as the Company’s Chief Financial Officer from June 1, 2009 to November 9, 2009.

(18)	Mr. Turner resigned as the Company’s Chief Financial Officer effective May 31, 2009. The number of shares beneficially owned by Mr. Turner includes 273,436 shares issuable upon the exercise of options exercisable within 60 days of March 22, 2010.

(19)	The number of shares beneficially owned by Mr. Rench includes (a) 85,893 shares issuable upon the exercise of options exercisable within 60 days of March 22, 2010, (b) 8,641 shares of unvested restricted stock, and (c) 3,046 shares held by his spouse.

(20)	The number of shares beneficially owned by all directors and executive officers as of March 22, 2010 as a group includes (a) 371,455 shares issuable upon the exercise of options exercisable within 60 days of March 22, 2010 and (b) 96,443 shares of unvested restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Coinstar’s directors, officers, and beneficial holders of more than 10% of a registered class of Coinstar’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. To our knowledge, all of the applicable directors, officers, and beneficial holders of more than 10% of the Company’s stock complied with all of the Section 16(a) reporting requirements applicable to them with respect to transactions during fiscal year 2009, except that David W. Cole filed a late Form 4 in 2009 with respect to the tendering of shares to Coinstar to satisfy his tax withholding obligations for a restricted stock award in 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

For the fiscal year 2009, we surpassed $1 billion in revenue and generated significant cash flow and earnings, which were great accomplishments that reflected the strength of our core Coin and DVD businesses. On February 26, 2009, we purchased the remaining outstanding interests of Redbox Automated Retail, LLC (“Redbox”) from GetAMovie, Inc. and other minority interest holders. At that time, Redbox became a wholly owned subsidiary of the Company. In addition, on September 8, 2009, we sold our subsidiaries comprising our Entertainment Business (“Entertainment Business”) to National Entertainment Network, Inc. Accordingly, compensation for our executive officers during 2009 reflected the Company’s growth and performance and our pay-for-performance philosophy:

•	Base salary increases for 2009 were modest, ranging from 3% to 7% (not including increases as a result of promotion, as discussed below).

•

Cash bonuses earned under our 2009 Incentive Compensation Plan ranged from 114% to 117% of target, reflecting the Company’s achievement of $205.7 million in earnings before interest, tax, depreciation, and amortization (“EBITDA”), the Company’s achievement of $1.27 billion in revenue (both measures as adjusted for the divestiture of our Entertainment Business and the EBITDA measure also adjusted for the settlement of the Apparel Sales litigation as announced on February 23, 2010), and the individual performance of our executive officers.

•

The aggregate value of all annual equity awards granted to each of our executive officers ranged from $223,767 to $1,322,393 (based on performance-based restricted stock awards at target), reflecting our emphasis on long-term compensation and our philosophy of aligning the interests of our executive officers with the interests of stockholders, with payouts under the performance-based restricted stock awards at 150% of target as a result of the Company’s achievement of $205.7 million in EBITDA and the Company’s achievement of 16.1% of EBITDA as a percentage of revenue (both measures as adjusted for the divestiture of our Entertainment Business and the EBITDA measure also adjusted for the settlement of the Apparel Sales litigation as announced on February 23, 2010).

Fiscal year 2009 was also a year of management transition, which resulted in several special arrangements with our executive officers, as discussed below in this Compensation Discussion and Analysis under the headings “Transition Agreements; Amendment to Employment Agreement” and “Retention Arrangements.” David W. Cole retired as our Chief Executive Officer effective March 31, 2009 and Paul D. Davis was promoted from Chief Operating Officer to Chief Executive Officer effective April 1, 2009. Gregg A. Kaplan became our President and Chief Operating Officer effective April 1, 2009, to succeed Mr. Davis. In addition, Brian V. Turner resigned from his position as Chief Financial Officer effective May 31, 2009 and John C. Harvey succeeded him effective June 1, 2009. Mr. Harvey resigned effective November 9, 2009, and James A. Blanda was appointed Interim Chief Financial Officer effective November 10, 2009 and his appointment ended March 1, 2010. J. Scott Di Valerio was appointed Chief Financial Officer effective March 2, 2010.

Objectives of Compensation Programs

Our executive compensation programs are designed to attract, motivate, and retain executive officers critical to our long-term success and the creation of stockholder value. The decisions by the Compensation Committee of the Board of Directors (for purposes of the Compensation Discussion and Analysis, the “Committee”) concerning the specific compensation elements and total compensation paid or awarded to our executive officers for 2009 were made with the intent that executive compensation:

•	remain aligned with the goal of enhancing stockholder value; and

•	reflect evolving compensation standards and practices among our peer group companies (described below).

The Committee believes that the allocation among the different forms of compensation should vary based on the position and level of responsibility. For example, those executives with the greater ability to influence Company performance will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in stock options, time-based restricted stock awards, performance-based restricted stock, and performance-based short-term incentives. The lower the level of an executive’s influence on Company performance, the higher the percentage of his total compensation is in the form of base salary with a correspondingly lower percentage of at-risk compensation. Accordingly, the Committee designs executive compensation for higher-level executives to align closely with stockholders’ and our long-term shared interests.

Particular factors affecting the Committee’s decisions for 2009 included:

•

“total” compensation—the Committee believes executive compensation packages should take into account the competitiveness of each component of compensation and also total compensation, which includes base salary, short-term (cash) and long-term (equity) incentives, and benefits;

•

“pay-for-performance”—the Committee believes a significant portion of executive compensation should be determined based on Company performance as compared to quantitative and qualitative performance goals set at the beginning of each year to ensure accountability and to motivate executives to achieve a higher level of performance;

•

“at-market” compensation—the Committee believes executive compensation levels should generally be at or above the median (but below the 75th percentile of) compensation in the market and considers the market data from published surveys and a similarly situated peer group of companies (as detailed below) in order to attract and retain the most qualified candidates;

•

“stockholder aligned” compensation—the Committee believes equity compensation awarded to executive officers (consisting of a mix of stock options, time-based restricted stock, and performance-based restricted stock) should be a significant portion of each executive’s compensation, should assist in the retention of our executives, and should further the shared interests of our executives and stockholders;

•	“fair” compensation—the Committee believes executive compensation levels should be perceived as fair, both internally and externally; and

•

“tax deductible” compensation—the Committee believes we should maximize the tax deductibility of compensation paid to executive officers, as permitted under Section 162(m) of the Code, but may approve components of executive compensation that will not meet the requirements of Section 162(m) in order attract, motivate, and retain executives.

The compensation philosophy and policies for 2009 were established based on discussion among the Committee, management, and outside consultants. The Committee reviews the compensation philosophy and policies annually when determining the next year’s executive compensation.

Benchmarking of Compensation

In order to attract and retain the most qualified candidates and depending on the executive’s position and/or the component of compensation, the Committee generally set 2009 executive total direct compensation (base salary, short-term incentives, and long-term incentives) at the median or slightly above the median of the aggregate survey and proxy data that the Committee reviewed. In the case of Mr. Turner, reflecting his long-term contributions to the Company, his total direct compensation was above the 75th percentile of the survey data sample and between the median and the 75th percentile of the proxy data sample.

For 2009 executive compensation, the Committee retained Towers Watson as a compensation consultant to conduct a total direct compensation analysis for executive officers and other executives, and to make recommendations for changes based on our pay philosophy, business objectives, and stockholder expectations.

Towers Watson conducted a competitive market analysis that included published national survey sources of similarly sized companies augmented by proxy data of companies with revenues of similar size to the Company. The data gathered included 25th percentile, 50th percentile (median), and 75th percentile base salary and actual cash compensation levels as well as 50th percentile and 75th percentile long-term incentive and total direct compensation levels. Specifically, Towers Watson provided data from the following surveys (participants in the surveys are proprietary and not available to the Company): 2008 Mercer Executive Compensation Survey Report (for companies with $500 million to $1 billion in revenues), the 2008/2009 Watson Wyatt Survey Report on Top Management Compensation (for companies with $250 million to $1 billion in revenues), and 2008 Towers Perrin Executive Compensation Survey Data. As a result of the Company’s growth in conjunction with the transaction with Redbox, changes were made to the supplemental peer group for 2009 to better align to the business of the Company. The 2008 peer group primarily reflected similar-sized companies that were based on the West Coast. The 2009 peer group better reflects companies of similar size that are either in similar lines of business or the same region. For the 2009 analysis, the following companies comprised the peer group for the proxy data analysis:

Bally Technologies, Inc	Multimedia Games, Inc.*

Blue Nile, Inc.*	Netflix, Inc.

Euronet Worldwide, Inc.	Progressive Games, Inc.*

Esterline, Inc.*	Scientific Games Corporation*

FLIR Systems, Inc.	Shuffle Master, Inc.*

Global Cash Access Holdings, Inc.	TNS, Inc.*

Global Payments, Inc.*	WMS Industries Inc.

Moneygram International, Inc.*

*	Added in 2009

For purposes of 2010 compensation, the Committee also retained Towers Watson to conduct a similar competitive market analysis that again included published national survey sources of similar-sized companies augmented by a proxy data analysis. The Committee further updated the peer group for the proxy data analysis to better reflect the size of the Company (in terms of revenue or market capitalization), the continued growth of Redbox, and a greater emphasis on automated retail and entertainment. As a result, the 2010 peer group comprised the following companies:

The Brink’s Company*	International Game Technology*

Blockbuster Inc.*	Netflix, Inc.

Cardtronics, Inc.*	RealNetworks, Inc.*

Diebold, Incorporated*	Scientific Games Corporation

GameStop Corp.*	TiVo Inc.*

Global Cash Access Holdings, Inc.

*	Added in 2010

Role of Executive Officers

With the management changes in 2009, and changes in the Company’s Human Resources group in particular, Mr. Davis had primary responsibility for preparing and providing recommendations to the Committee on the following items: base salaries for executives (excluding himself), the design of the 2009 short-term and long-term incentive plans for executive officers, and the grant value of equity awards provided to executive officers (excluding himself). Mr. Davis considered several factors when making these recommendations as outlined below in the “Elements of In-Service Compensation and Benefits” section. Following 2009, Mr. Davis reviewed the results of the Company with the Committee and provided the Committee with recommendations on individual performance for executives (excluding himself).

Elements of Compensation

Elements of In-Service Compensation and Benefits

Compensation paid to our executive officers in 2009 consisted of the following components: base salary, short-term (cash) incentives, long-term (equity) incentives, and other benefits. We pay base salaries in order to attract and retain executives as well as to provide a base of cash compensation for employment for the year. We pay short-term incentives to reward executive officers for individual and team performance and for achieving key measures of corporate performance. We pay long-term incentives in order to retain executives as well as to align the interests of executives directly to the long-term interests of our stockholders.

Base Salary.    Base salaries for our executive officers are determined by evaluating a number of factors, including:

•	the responsibilities of the position;

•	the strategic value of the position;

•	the experience, skills, and performance of the individual filling the position; and

•	market data for comparable positions in peer group companies, generally targeted at the median.

Base salaries are reviewed annually and are effective January 1 of the new fiscal year. The Committee may adjust base salaries from time to time to recognize changes in individual performance, promotions, and competitive compensation levels.

In December 2008, the Committee established 2009 base salaries for the Named Executive Officers who were executive officers of the Company at that time, as follows:

Named Executive Officer	2009 Base Salary	Percentage Increase Over 2008 Base Salary
Paul D. Davis	$420,000	5%
David W. Cole	475,000	0%
Brian V. Turner	374,920	3%
Donald R. Rench	265,360	7%

For Mr. Davis, the Committee also considered his expanded role during the transition to Chief Executive Officer, while recognizing that his base salary would increase again once he assumed the Chief Executive Officer function. Mr. Cole did not receive a base salary increase for 2009 given his pending retirement.

In April 2009, the Committee increased Mr. Davis’s base salary to $600,000 in connection with his promotion from Chief Operation Officer to Chief Executive Officer, succeeding Mr. Cole. The Committee reviewed the market data prepared by Towers Watson, as discussed above, and determined that, as a result of the significant changes in the Company after the transaction with Redbox, which had the effect of significantly increasing the size of the Company and, similarly, the responsibilities, duties and expectations of the Chief Executive Officer position, a base salary increase for the Chief Executive Officer position was appropriate. In connection with his appointment as our President and Chief Operating Officer to succeed Mr. Davis, the Committee established Mr. Kaplan’s base salary at $430,000, consistent with Mr. Davis’s base salary as Chief Operating Officer. Prior to his appointment as our Chief Operating Officer, Mr. Kaplan served as Chief Executive Officer of Redbox and had a base salary of $375,000, which had been established by Redbox’s Board of Directors prior to Redbox becoming our wholly owned subsidiary.

Effective June 2009, in connection with his appointment to Chief Financial Officer to succeed Mr. Turner, the Committee established Mr. Harvey’s base salary at $360,000, considering Mr. Turner’s base salary as Chief Financial Officer and Mr. Harvey’s prior experience. Prior to his appointment as our Chief Financial Officer, Mr. Harvey served as Chief Financial Officer of Redbox and had a base salary of $315,000, which had been established by Redbox’s Board of Directors prior to Redbox becoming our wholly owned subsidiary. As a result of Mr. Harvey’s notice of resignation, in September 2009, we entered into an Interim Services Agreement with Tatum, LLC (“Tatum”), an executive services and consulting firm, under which Mr. Blanda provided transition services and served as Interim Chief Financial Officer until March 1, 2010. Under the agreement with Tatum, we paid Tatum $58,000 per month for the services provided by Mr. Blanda, plus an administrative fee equal to 2% of the fees payable for Mr. Blanda’s services. We did not pay any compensation to Mr. Blanda directly. The fees paid to Tatum for Mr. Blanda’s services were negotiated based on a number of factors, including Mr. Blanda’s experience and customary fees for similar arrangements.

Short-Term Incentives.    The 2009 short-term incentives awarded to our Named Executive Officers were awarded under the 2009 Incentive Compensation Plan, which consisted of a cash bonus to reward executives for performance during the 2009 fiscal year. The plan adopted by the Committee for 2009 was similar to the plan adopted by the Committee for 2008 and provided full discretion to the Committee to determine the amount of the payouts, while still focusing executive officers on the achievement of corporate performance measures, management team performance, and individual performance. By maintaining full discretion, the Committee retained the flexibility to vary the amount of the payouts based on a holistic review of corporate performance after the completion of the performance period.

The 2009 Incentive Compensation Plan was structured as follows: 80% was based on the Committee’s discretion after reviewing the Company’s achievement of certain performance measures described below, and 20% was based on the Committee’s discretion after evaluating the management team’s and/or the individual’s performance. Participants under the plan could have received between 0% and 200% of their target amount, as determined by the Committee in its discretion.

As noted above, the Committee believes that those executives who have a greater ability to influence Company performance should have a higher level of at-risk compensation. Accordingly, target bonus amounts under the 2009 Incentive Compensation Plan varied by position. The target cash bonus established for each participating Named Executive Officer constituted a percentage of each officer’s actual 2009 base salary earnings from the Company, which for Messrs. Kaplan and Harvey did not include compensation received while they were employed by Redbox. The target award percentages for 2009 were as follows:

Named Executive Officer	Target Award as a Percentage of Actual Base Salary
Paul D. Davis	60%
David W. Cole	0	%*
Gregg A. Kaplan	60%
James A. Blanda	0	%*
John C. Harvey	60	%*
Brian V. Turner	50	%*
Donald R. Rench	30%

*	Mr. Cole was not a participant in the plan given his pending retirement and Mr. Blanda was not a participant in the plan given his contract status. Each of Messrs. Harvey and Turner were eligible to receive a prorated portion (based on the number of calendar days that he was employed compared to 365) of his annual incentive to the extent that the applicable performance targets were met.

For the 80% attributable to the Committee’s discretion after reviewing achievement of corporate performance measures, Company EBITDA and revenue were reviewed by the Committee. These measures were recommended by management to the Committee because they believe that they are key drivers of stockholder value and are an important measure of annual performance. The line of business specific measures that were part of the 2008 Incentive Compensation Plan were not included in the 2009 Incentive Compensation Plan because the Committee believed that these measures were best used to drive performance by line of business leaders who do not participate in this plan. The “Minimum Goal Range” represented the minimum level of achievement needed in order for the Committee to use its discretion to determine the level of payout (between 0% and 200%) attributable to that measure, based on the applicable weighting for that measure.

Performance Measure	Minimum Goal Range*	Weighting	Actual Achievement*
EBITDA	$185-195 million	50%	$205.7 million
Revenue	$1.2-1.3 billion	50%	$1.27 million

*	As permitted by the plan, the EBITDA measure and the revenue measure were both adjusted for the divestiture of our Entertainment Business and the EBITDA measure was also adjusted for the settlement of the Apparel Sales litigation as announced on February 23, 2010.

Upon review of the Company’s achievement of the performance measures above, the Committee determined that each participant would receive 117% of the portion of his target award attributable to this component of the plan. In determining the 117% payout, the Committee considered the results for each performance measure, the aggregate results of the Company, and annual incentive plan payouts to non-executive officers. The EBITDA component was equivalent to the payout percentage under the non-executive officer annual incentive plans. The Committee determined that this was the best approach because it was important for executive officers and non-executive officers to be treated consistently.

For the 20% attributable to the Committee’s discretion after evaluating the management team’s and/or the individual’s performance, the Committee considered the recommendations of the Chief Executive Officer for all executive officers (excluding himself) and conducted its own evaluation of the Chief Executive Officer. The following table summarizes the factors evaluated by the Committee for each participant and the percentage payout approved by the Committee for this component of the plan (as noted above, Messrs. Cole and Blanda were not participants in the plan and therefore were not evaluated under this component):

Named Executive Officer	Management Team/Individual Performance Factors	Payout %
Paul D. Davis	Executed seamless transition to Chief Executive Officer role; led Company to strong financial performance; successful integration of new management team into new management structure; key leadership role in strategic review of Company businesses, formation of Company 2009 and 2010 strategic plans and studio negotiations; key involvement in development of Company’s automated retail strategy.	115%

Gregg A. Kaplan	Key leadership role in integration of Coinstar and Redbox, including the development of a common shared service organization aligned around a common strategic roadmap serving both companies; developed multiple growth initiatives with line of business leaders to drive 2010 performance; worked closely with the Chief Executive Officer to enhance internal communication throughout the organization.	115%

John C. Harvey	Leadership role in the divestiture of the Entertainment Business; led a successful convertible debt offering in a very challenging market; successful transition to successor Interim Chief Financial Officer.	100%

Brian V. Turner	Key leadership role in the acquisition of the remaining ownership interests in Redbox; successful transition to successor Chief Financial Officer.	100%

Donald R. Rench	Led legal team in the acquisition of the remaining ownership interests in Redbox and the divestiture of the Entertainment Business; successful completion of convertible debt offering and amendment to Company credit facility; leadership role in securing three new agreements with studios.	115%

Overall, the total cash bonuses paid to our participants under the 2009 Incentive Compensation Plan ranged from 114% to 117% of each of their respective target bonus amounts. Total individual cash bonuses paid to each of the participants for 2009 consisted of the following (as noted above, Messrs. Cole and Blanda were not participants in the plan):

Named Executive Officer	Discretionary Bonus Based on Company Performance	Discretionary Bonus Based on Individual Performance	Total Bonus
Paul D. Davis	$311,688	$76,590	$388,278
Gregg A. Kaplan	181,270	44,543	225,813
John C. Harvey*	89,035	19,025	108,060
Brian V. Turner*	72,589	15,510	88,099
Donald R. Rench	74,513	18,310	92,823

*	Reflects prorated amounts for Messrs. Harvey and Turner as a result of their termination of employment.

For the portion of 2009 during which Messrs. Kaplan and Harvey were employed by Redbox, they also participated in the Redbox annual incentive plan, which was established by the Redbox Board of Directors prior to Redbox becoming our wholly owned subsidiary. Accordingly, the Committee honored the payouts that Messrs. Kaplan and Harvey were entitled to under the Redbox plan, which resulted in payouts of $74,319 and $94,667, respectively.

Long-Term Incentives.    Long-term incentives awarded to our executive officers consist of equity compensation in the form of stock options, time-based restricted stock awards, and performance-based restricted stock awards. All long-term incentive grants to the Named Executive Officers are approved by the Committee. Annual long-term incentive grants are typically granted at the beginning of the service period for which the awards are granted (i.e., the long-term incentive grants for performance in 2009 were made in March 2009) in order to motivate and retain the executive for the upcoming year. The Committee also periodically makes promotional or new hire option grants.

The Committee believes that stock ownership is an essential tool to align the interests of our executives and stockholders. Generally, the higher the level of the executive’s position, the greater the percentage of long-term incentives granted in the form of stock options, time-based restricted stock, and performance-based restricted stock, which we consider to be at-risk compensation. The Committee believes that a percentage of total compensation should be at-risk in terms of Company performance. Based on this philosophy, the Committee began granting performance-based restricted stock in 2007. For 2009, the Committee changed the mix of annual long-term incentive compensation to Named Executive Officers from 60% stock options, 20% time-based restricted stock, and 20% performance-based restricted stock to 30% stock options, 20% time-based restricted stock, and 50% performance-based restricted stock. The Committee believes this mix places additional emphasis on performance, thereby maintaining strong stockholder alignment.

The Committee determined the total dollar value of long-term compensation delivered to Named Executive Officers based on an evaluation of the following factors (without assigning a relative weight to any one particular factor):

•	the anticipated contribution by the executive officer;

•	the equity awards required from a competitive point of view to attract and/or retain the services of a valued executive officer;

•	market data for comparable positions provided by Towers Watson;

•	the number of stock options, performance-based restricted stock awards or time-based restricted stock awards currently held by the executive officer; and

•	the value of long-term incentives as a percentage of total compensation.

The total dollar value of long-term compensation was converted into the number of shares subject to each type of award based on the mix of long-term incentives described above, using the closing price of our common stock on the date of grant or, for stock options, the Black-Scholes value of our stock options as of the date of grant. The total dollar value of long-term incentive compensation delivered to the Named Executive Officers for 2009 was as follows (based on performance-based restricted stock awards at target):

Named Executive Officer	Total Dollar Value
Paul D. Davis	$1,322,393
David W. Cole	0	*
Gregg A. Kaplan	610,261
James A. Blanda	0	*
John C. Harvey	404,516
Brian V. Turner	679,513
Donald R. Rench	223,767

*	Mr. Cole was not granted long-term incentives for 2009 given his pending retirement and Mr. Blanda was not granted long-term incentives given his contract status.

In addition to the annual long-term incentives described in this section, Messrs. Kaplan and Harvey also received the stock options discussed below under “Retention Arrangements” as part of the retention package offered to them after the transaction with Redbox.

Stock Options and Time-Based Restricted Stock Awards

The Named Executive Officers who received 2009 long-term incentives were granted the following stock options and time-based restricted stock awards:

Named Executive Officer	Time-Based Restricted Stock	Stock Options
Paul D. Davis	8,930	44,830
Gregg A. Kaplan	4,120	20,690
John C. Harvey	2,700	12,990
Brian V. Turner	4,590	23,030
Donald R. Rench	1,510	7,590

All annual stock options and time-based restricted stock awards to Messrs. Davis, Kaplan, Turner and Rench for 2009 were granted in March 2009 (for Messrs. Davis and Kaplan, the awards were granted in anticipation of their promotions). A portion of Mr. Harvey’s annual awards (a stock option for 8,620 shares and a time-based restricted stock award for 1,720 shares) was granted in March 2009, when he was serving as Chief Financial Officer of Redbox, and the other portion (a stock option for 4,370 shares and a time-based restricted stock award for 980 shares) was granted in June 2009 at the time of his appointment as our Chief Financial Officer.

All time-based restricted stock awards granted to the Named Executive Officers in 2009 vest (and are no longer subject to forfeiture) in equal annual installments over the period from the date of award until the fourth anniversary of the date of award. All stock options granted to the Named Executive Officers in 2009 have a term of five years and vest and become exercisable in equal annual installments over the period from the date of award until the fourth anniversary of the date of award. The exercise price for all option grants is set at the closing price on the date on which the option grant is made.

Although we do not have, nor do we intend to have, a program, plan, or practice to time stock option grants to our existing executives or to new executives in coordination with the release of material nonpublic information for the purpose of affecting the value of executive compensation, rather than approving grants of stock options and time-based restricted stock awards to our executives in late January 2008 as originally scheduled, the Committee delayed approval of stock option and time-based restricted stock awards until its meeting in February 2008, after the announcement of an agreement to expand Coinstar Centers and Redbox DVD rental kiosks in Wal-Mart stores, because the Committee believed that this approach would be more fair to stockholders.

Performance-Based Restricted Stock Awards

As noted above, the performance-based restricted stock awards (at target) comprised 50% of the total dollar value of long-term incentive compensation delivered to each Named Executive Officer for 2009. Executive officers received performance-based restricted stock awards in March 2009 for 2009 compensation. Mr. Harvey received an additional award of performance-based restricted stock in June 2009 in connection with his appointment as our Chief Financial Officer.

The performance-based restricted stock awards for 2009 were subject to the achievement of two Company performance measures weighted as follows: 80% based on EBITDA (excluding acquisitions/divestitures and non-recurring events) and 20% based on EBITDA (excluding acquisitions/divestitures and non-recurring events) as a fraction of revenue. EBITDA was the sole measure used for performance-based restricted stock awards granted in 2007 and 2008, and the Committee decided to continue to use this measure as the predominant measure for the 2009 awards because of its importance as a measure of performance. However, the Committee added EBITDA as a fraction of revenue as a second measure for the 2009 awards to reinforce the importance of top-line growth. The performance-based restricted stock awards were earned depending on the level of achievement of the performance goals as follows:

Performance Goal	Minimum	Target	Maximum
EBITDA	$185 million	$190 million	$195 million
EBITDA as a Fraction of Revenue	14.8%	15.2%	15.6%

If the minimum specified performance goals for 2009 had not been achieved, the performance-based restricted stock awards would have been forfeited. An executive could earn up to 150% of the target number of shares if the maximum specified performance goals for 2009 were achieved, with interpolation for achievement between specified levels. Once the performance-based restricted stock awards are earned, the shares begin to vest in equal annual installments over three years beginning in 2010, provided the executive continues to provide services to us.

The following table shows the number of performance-based shares of restricted stock that could have been earned by an executive, depending on the level of achievement of the performance goals:

Named Executive Officer	Minimum	Target	Maximum
Paul D. Davis	11,170	22,340	33,510
Gregg A. Kaplan	5,155	10,310	15,465
John C. Harvey*	3,370	6,740	10,110
Brian V. Turner*	5,740	11,480	17,220
Donald R. Rench	1,890	3,780	5,670

*	Mr. Harvey forfeited his performance-based restricted stock award as a result of his termination of employment. In connection with his transition agreement, Mr. Turner was eligible to receive a prorated (based on the number of calendar days that he was employed compared to 365) number of shares subject to determination by the Committee of the extent to which the shares covered by such award were earned, up to the target level of such award.

At its meeting on February 24, 2010, the Committee determined that the Company exceeded the maximum level of achievement with EBITDA of $205.7 million and 16.1% of EBITDA as a fraction of revenue, calculated as described above under the description of the 2009 Incentive Compensation Plan. Accordingly, the Committee established the total amount of restricted stock earned by the Named Executive Officers under their respective performance-based restricted stock awards as noted in the table above for achievement at the maximum level.

Other Benefits and Perquisites.    Executive officers may receive additional benefits and limited perquisites that are (i) similar to those offered to our employees generally or (ii) in the Committee’s view, reasonable, competitive, and consistent with our overall executive compensation program. Perquisites are reviewed by the

Committee when made. All of our executives are eligible for reimbursement for tax-planning assistance. We provide medical, dental, and group life insurance benefits to each executive officer, similar to those provided to all other employees. Also, as provided to all other employees, we match a portion of each executive’s contribution to his account in the Coinstar 401(k) retirement plan.

Prior to 2005, we provided an opportunity for executives to defer portions of their annual cash compensation into tax-deferred interest-bearing accounts pursuant to our Executive Deferred Compensation Plan (the “EDCP”). Effective January 1, 2005, the Committee suspended future deferrals under this plan due to low participation. Executives who had previously deferred a portion of their cash compensation continue to maintain interests in the plan. These interests are shown in the “2009 Nonqualified Deferred Compensation Table.”

Severance and Change of Control

Employment Agreements and Change of Control Agreements.    During 2009, we had employment agreements with Messrs. Cole, Davis, Kaplan, Harvey and Turner and had double-trigger change of control agreements with all of our Named Executive Officers other than Mr. Blanda, as described in the section below entitled “Elements of Post-Termination Compensation and Benefits.” Executive officers who do not have an employment agreement serve at the will of the Board of Directors, thus enabling the Board to remove an executive officer whenever it is in our best interests, with full discretion on any severance package (excluding vested benefits). The Committee believes that the benefits provided under the employment agreements and change of control agreements are reasonable in light of all relevant circumstances, including each individual’s past employment experience, his desired terms and conditions of employment, similar benefits offered by similarly situated peer group companies, and the strategic importance of his respective position, including stability and retention. The Committee believes that the employment agreements were necessary in order to attract and retain the executives and that the change of control agreements are necessary in order to retain and maintain stability among the executive group in the event of a potential or actual change of control. The Committee and outside consultants reviewed the agreements at the time they were entered into in order to determine current market terms for the particular executive.

Equity Awards.    As described in more detail in the section below entitled “Elements of Post-Termination Compensation and Benefits,” certain equity awards to our Named Executive Officers accelerate (in full or in part) upon certain company transactions (single-trigger) or, in some cases, upon termination of employment after certain company transactions (double-trigger). The single-trigger arrangements were limited to our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer for equity awards made between December 2005 and February 2010. In March 2010, we adopted double-trigger arrangements for new and future equity awards provided to all of our executive officers. These arrangements are designed to facilitate the retention of critical employees during a transaction, to motivate management to obtain the best price for our Company, thereby aligning their interests with the interests of our stockholders, and to align with emerging governance trends. Under either arrangement, if an executive were to leave prior to the completion of the change of control, unvested awards held by the executive would terminate.

Transition Agreements; Amendment to Employment Agreement.    We entered into a transition agreement with Mr. Cole in connection with his retirement and with Mr. Turner in connection with his resignation, and we entered into an amendment of the employment agreement with Mr. Harvey in connection with his resignation, that provide for certain payments and benefits, as described in the section below entitled “Elements of Post-Termination Compensation and Benefits.” The Committee believes that these arrangements were fair to the executives and necessary for the Company to ensure a seamless transition and completion of critical projects prior to the executives’ departures. In connection with their agreements, Messrs. Cole and Turner agreed to non-solicitation provisions and released the Company against any claims relating to their employment with the Company.

The Company does not provide executive officers with a tax gross-up to cover personal income taxes that may apply to any severance or change of control benefits.

Retention Arrangements

As previously noted, the transaction with Redbox was a significant transaction for the Company. To help ensure the success of the transition, it was important for Messrs. Kaplan and Harvey to remain with the Company after the transaction. Accordingly, we entered into letter agreements, as amended, with each of Messrs. Kaplan and Harvey. In determining the retention amounts and terms for these agreements, the Committee considered prior long-term incentive arrangements at Redbox, existing compensation practices at the Company, and the importance of retaining key talent at Redbox.

The letter agreement with Mr. Kaplan provides for the grant of a stock option for 92,053 shares and the following cash payments on the following dates subject to Mr. Kaplan’s continuous employment with the Company: (i) through February 26, 2010, $1,667,979; (ii) through February 26, 2011, $588,698; and (iii) through February 26, 2012, $294,349. The letter agreement with Mr. Kaplan provides that the cash payments will accelerate if, before February 26, 2012, his employment or service relationship with the Company is terminated by the Company without cause or by him with good reason. The letter agreement with Mr. Kaplan further provides that the stock option will accelerate if, before March 19, 2013, his employment or service relationship with the Company is terminated by the Company without cause or by him with good reason.

The letter agreement with Mr. Harvey provided for the grant of a stock option for 18,050 shares and the following cash payments on the following dates had Mr. Harvey’s employment not terminated in 2009: (i) through February 26, 2010, $327,055; (ii) through February 26, 2011, $327,055; and (iii) through February 26, 2012, $327,055. The letter agreement with Mr. Harvey originally included acceleration benefits for such cash payments and stock option if his employment was terminated by the Company without cause or by him with good reason prior to February 26, 2012 and March 19, 2013, respectively, but such acceleration benefits were eliminated in connection with Mr. Harvey’s resignation.

Officer Stock Ownership Guidelines

Because the Committee believes that stock ownership is an essential tool to align management and stockholder interests, the Committee has adopted a program to require our executive officers to own prescribed amounts of our common stock. Under this program, the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer must own shares of our common stock (including restricted stock, whether or not vested) equal in value to 75% of their respective base salary. All other executive officers must own stock equal in value to 50% of their base salary. The program was originally adopted in December 2002 and became effective in January 2003, with a four-year phase-in period. Persons that are named as executive officers subsequent to adoption of the program are granted a four-year grace period to meet the program requirements. Executive officers must show progress of 25% per year until the four-year target is met. The shares owned are valued at the greater of (i) the price at the time of purchase/acquisition or (ii) the current market value. The stock ownership guidelines are annually reviewed by the Committee, including each executive’s compliance with the guidelines along with any changes necessary to the guidelines. As of December 31, 2009, each of our executive officers subject to the guidelines had met the stock ownership requirements.

Other than these stock ownership guidelines, our executive officers are not required to hold the stock for a specific amount of time following exercise or vesting.

Tax Considerations

Section 162(m) of the Code imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to the Chief Executive Officer and the three other most highly compensated executives (other than the Chief Financial Officer) in a fiscal year. “Performance-based compensation” is excluded from this $1 million limit. Stock options and certain performance-based restricted stock awards granted to our executive officers pursuant to our equity compensation plans are designed to qualify for the performance-based exemption. While the Committee believes it is important to maximize the tax deductibility of compensation paid to our executive officers, the Committee has not adopted a policy that all compensation must be tax-deductible and qualified under Section 162(m). In order to maintain ongoing flexibility of our compensation programs, the Committee may from time to time approve incentive and other compensation that exceeds the $1 million limit.

Risk Assessment

In developing and reviewing the Company’s executive incentive programs, the Committee considered the business risks inherent in program designs to ensure that they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of stockholder interests. The Committee is satisfied that the plan designs are conservative in this respect and that together the compensation components work as a check and balance to ensure that executive incentives are consistent with stockholder interests. The Committee believes that as a result of our use of different types of equity compensation awards, our use of both long- and short-term incentives with multiple performance measures, the implementation of our Policy on Reimbursement of Incentive Payments (as discussed below), the caps on our incentive payments at sustainable levels, and our stock ownership guidelines, the Company’s executive compensation program does not encourage our management to take unreasonable risks relating to the business.

Policy on Reimbursement of Incentive Payments

In March 2009, the Committee approved the Policy on Reimbursement of Incentive Payments, which provides that the Company may, in its discretion, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer or standing officer where: (a) the payment (in shares of the Company’s common stock or otherwise) was predicated upon achieving financial results that were subsequently the subject of a material restatement of the Company’s financial statements filed with the SEC; (b) the Board of Directors or the Committee determines that the individual engaged in intentional misconduct that caused or substantially caused the need for the restatement; and (c) a lower payment would have been made to the individual based upon the restated financial results. In each such case, the Company, in its discretion, may take one or more of the following actions: (i) cancel any or all outstanding annual incentive awards or long-term incentive awards held by such individual; (ii) demand that the individual return to the Company any or all cash amounts paid to the individual in settlement of an annual incentive award or any or all shares of the Company’s common stock issued to the individual in settlement of a long-term incentive award; and (iii) demand that the individual pay over to the Company any or all of the proceeds received by the individual upon the sale, transfer, or other transaction involving shares of the Company’s common stock issued in settlement of a long-term incentive award.

This policy applies and is effective with respect to any annual incentive plan established by the Company with a performance period commencing on or after January 1, 2009 and any long-term incentive awards granted by the Company on or after January 1, 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Deborah L. Bevier, Chairperson

Arik A. Ahitov

Robert D. Sznewajs

Ronald B. Woodard

NAMED EXECUTIVE OFFICER COMPENSATION

2009 Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2009, compensation earned by our current Chief Executive Officer, our former Chief Executive Officer, our former Interim Chief Financial Officer, our two former Chief Financial Officers, and the other two individuals who served as executive officers as of December 31, 2009 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary		Bonus		Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Paul D. Davis (1)	2009	$555,000		$388,278	(2)	$909,957	(3)	$411,988	(4)	—	$9,300	(5)	$2,274,523
Chief Executive Officer and Director	2008	294,102		199,285		508,182		937,000		—	8,300		1,946,869

David W. Cole (6)	2009	$118,750		—		$551,833	(7)	$391,261	(7)	—	$503,958	(8)	$1,565,802
Former Chief Executive Officer	2008	475,000		$321,863		549,219		739,473		—	11,052		2,096,607
	2007	474,653		—		526,225		800,400		$254,762	7,982		2,064,022

Gregg A. Kaplan (9)	2009	$411,717	(10)	$300,132	(2)	$419,913	(3)	$1,036,108	(4)	—	—		$2,167,870
President and Chief Operating Officer

James A. Blanda (11)	2009	—		—		—		—		—	$182,858	(12)	$182,858
Former Interim Chief Financial Officer

John C. Harvey (13)	2009	$288,826	(14)	$202,727	(2)	$280,244	(3)	$289,584	(4)	—	$647	(5)	$1,062,028
Former Chief Financial Officer

Brian V. Turner (15)	2009	$156,217		$88,099	(2)	$935,113	(16)	$440,330	(16)	—	$408,124	(8)	$2,027,883
Former Chief Financial Officer	2008	364,000		194,621		289,634		391,817		—	12,105		1,252,177
	2007	364,000		—		285,665		414,000		$162,690	6,071		1,232,426

Donald R. Rench	2009	$265,360		$92,823	(2)	$153,939	(3)	$69,752	(4)	—	$8,123	(5)	$589,997
General Counsel and Corporate Secretary	2008	247,503		83,855		94,197		127,591		—	9,932		563,078

(1)	Mr. Davis was appointed Chief Operating Officer effective April 7, 2008. Mr. Davis became the Company’s Chief Executive Officer effective April 1, 2009.

(2)	Amount reflects the discretionary cash bonuses paid to Named Executive Officers for fiscal year 2009 based on individual and Company performance pursuant to the 2009 Incentive Compensation Plan, which is further described in “Compensation Discussion and Analysis.” In addition, for Mr. Kaplan and Mr. Harvey, amount includes payouts under the Redbox annual incentive plan, as further described in “Compensation Discussion and Analysis.”

(3)	Amount reflects the aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2009 computed in accordance with FASB ASC Topic 718. Amount includes the grant date fair value of performance-based restricted stock awards at target of $650,094 for Mr. Davis, $300,021 for Mr. Kaplan, $200,087 for Mr. Harvey, and $109,998 for Mr. Rench, computed in accordance with FASB ASC Topic 718. At the maximum level of achievement, these values would be $975,141 for Mr. Davis, $450,032 for Mr. Kaplan, $294,201 for Mr. Harvey, and $164,997 for Mr. Rench, as further described in “Compensation Discussion and Analysis.” Assumptions used in the calculation of these amounts are described in notes 2 and 11 to the Company’s audited financial statements included in the Annual Report. Mr. Harvey forfeited all awards in connection with his resignation.

(4)	Amount reflects the aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2009 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in notes 2 and 11 to the Company’s audited financial statements included in the Annual Report. Mr. Harvey forfeited all awards in connection with his resignation.

(5)	Represents 401(k) retirement plan matching contributions.

(6)	Mr. Cole retired as Chief Executive Officer effective March 31, 2009.

(7)	Amount reflects the aggregate incremental fair value computed in accordance with FASB ASC Topic 718 as a result of the acceleration of 16,855 shares of restricted stock and stock options to purchase 56,459 shares, as applicable, in connection with Mr. Cole’s retirement from the Company. Assumptions used in the calculation of these amounts are described in notes 2 and 11 to the Company’s audited financial statements included in the Annual Report.

(8)	Includes 401(k) retirement plan matching contributions of $3,958 for Mr. Cole and $3,124 for Mr. Turner, and cash payments, described below under the heading “Transition Agreements,” of $500,000 for Mr. Cole and $405,000 for Mr. Turner.

(9)	Mr. Kaplan was appointed President and Chief Operating Officer effective April 1, 2009.

(10)	Includes amounts earned as Chief Executive Officer of Redbox prior to April 1, 2009.

(11)	Mr. Blanda served as Interim Chief Financial Officer from November 10, 2009 to March 1, 2010.

(12)	Represents amount paid to Tatum, LLC, an executive services and consulting firm where Mr. Blanda is a partner.

(13)	Mr. Harvey served as Chief Financial Officer from June 1, 2009 to November 9, 2009.

(14)	Includes amounts earned as Chief Financial Officer of Redbox prior to June 1, 2009.

(15)	Mr. Turner resigned as Chief Financial Officer effective May 31, 2009.

(16)	Amount reflects the aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2009 computed in accordance with FASB ASC Topic 718. The “Stock Awards” amount includes the grant date fair value of a performance-based restricted stock award at target of $334,068. At the maximum level of achievement this value would be $501,102, as further described in “Compensation Discussion and Analysis.” Amount also includes the aggregate incremental fair value computed in accordance with FASB ASC Topic 718 of $467,476 as a result of the acceleration of 15,768 shares of restricted stock (including 4,749 shares from the prorated 2009 performance-based restricted stock award) and $228,684 as a result of the acceleration of stock options to purchase 35,510 shares in connection with Mr. Turner’s resignation from the Company. Assumptions used in the calculation of these amounts are described in notes 2 and 11 to the Company’s audited financial statements included in the Annual Report. Of the awards granted during the fiscal year ended December 31, 2009, Mr. Turner forfeited 10,173 shares of restricted stock and stock options to purchase 17,272 shares with an aggregate grant date fair value of $454,764 in connection with his resignation.

2009 Grants of Plan-Based Awards Table

The following table shows equity awards granted to our Named Executive Officers under the 1997 Plan, during the fiscal year ended December 31, 2009.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (#)	Target (#)	Maximum (#)
Paul D. Davis	3/19/09	11,170	22,340	33,510						650,094
	3/19/09				8,930					259,863
	3/19/09						44,830		29.10	411,988

David W. Cole	3/31/09						18,750		23.90	129,938	(2)
	3/31/09						18,125		30.07	125,606	(2)
	3/31/09						19,584		31.94	135,717	(2)
	3/31/09				16,855					551,833	(2)

Gregg A. Kaplan	3/19/09	5,155	10,310	15,465						300,021
	3/19/09				4,120					119,892
	3/19/09						20,690		29.10	190,141
	3/19/09						92,053		29.10	845,967

James A. Blanda	—									—

John C. Harvey (3)	3/19/09	2,150	4,300	6,450						125,130
	3/19/09				1,720					50,052
	3/19/09						8,620		29.10	79,218
	3/19/09						18,050		29.10	165,880
	6/2/09	1,220	2,440	3,660						74,957
	6/2/09				980					30,106
	6/2/09						4,370		30.72	44,487

Brian V. Turner	3/19/09	5,740	11,480	17,220						334,068
	3/19/09				4,590	(4)				133,569
	3/19/09						23,030	(5)	29.10	211,646
	5/31/09						10,000		23.90	64,400	(6)
	5/31/09						9,375		30.07	60,375	(6)
	5/31/09						10,377		31.94	66,828	(6)
	5/31/09						5,758		29.10	37,082	(6)
	5/31/09				15,768					467,476	(6)

Donald R. Rench	3/19/09	1,890	3,780	5,670						109,998
	3/19/09				1,510					43,941
	3/19/09						7,590		29.10	69,752

(1)	These columns show the threshold, target, and maximum payouts under 2009 performance-based restricted stock awards. The awards granted in 2009 were earned in February 2010, with Messrs. Davis, Kaplan, and Rench earning the maximum payout amount. In connection with his transition agreement, Mr. Turner earned a prorated (based on the number of calendar days that he was employed compared to 365) number of shares based on the target payout amount. For additional information regarding performance-based restricted stock awards, see “Compensation Discussion and Analysis.”

(2)

Amount reflects the incremental fair value computed in accordance with FASB ASC Topic 718 as a result of the acceleration of stock options, or restricted stock awards, as applicable, in connection with Mr. Cole’s retirement. Assumptions used in the calculation of these amounts are described in notes 2 and 11 to the Company’s audited financial statements included in the Annual Report.

(3)	Mr. Harvey forfeited all awards granted during the fiscal year ended December 31, 2009 in connection with his resignation.

(4)	Of this amount, Mr. Turner forfeited 3,442 shares of restricted stock in connection with his resignation.

(5)	Of this amount, Mr. Turner forfeited stock options to purchase 17,272 shares in connection with his resignation.

(6)	Amount reflects the incremental fair value computed in accordance with FASB ASC Topic 718 as a result of the acceleration of stock options, or restricted stock awards (including 4,749 shares from the prorated 2009 performance-based restricted stock award), as applicable, in connection with Mr. Turner’s resignation from the Company. Assumptions used in the calculation of these amounts are described in notes 2 and 11 to the Company’s audited financial statements included in the Annual Report.

Employment, Transition, and Consulting Agreements

Paul D. Davis, current Chief Executive Officer; former Chief Operating Officer.    In April 2008, the Company entered into an employment agreement with Paul D. Davis, in connection with his hire as our Chief Operating Officer, which was amended on December 31, 2008 for compliance with Section 409A of the Code, and amended and restated as of April 1, 2009 in connection with his promotion to Chief Executive Officer. Under the terms of the employment agreement, as amended and restated, the Company agreed to pay Mr. Davis an initial annual base salary of $600,000 in connection with his promotion to Chief Executive Officer, subject to possible increase at the discretion of the Compensation Committee. Mr. Davis is also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the award. For a description of the severance provisions in Mr. Davis’s employment agreement, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.”

David W. Cole, former Chief Executive Officer.    In January 2004, the Company entered into an employment agreement with our then Chief Executive Officer, David W. Cole, which was amended on December 31, 2008 for compliance with Section 409A of the Code. Under the terms of the employment agreement, the Company agreed to pay Mr. Cole an initial annual base salary of $346,700, subject to possible increase at the discretion of the Compensation Committee. Mr. Cole was also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the award. In connection with Mr. Cole’s retirement, effective March 31, 2009, the Company entered into a transition agreement with Mr. Cole, providing for certain benefits as described below in the section entitled “Elements of Post-Termination Compensation and Benefits.”

Gregg A. Kaplan, President and Chief Operating Officer.    In April 2009, the Company entered into an employment agreement with Gregg A. Kaplan, in connection with his hire as our President and Chief Operating Officer. Under the terms of the employment agreement, the Company agreed to pay Mr. Kaplan an initial annual base salary of $430,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Kaplan is also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the award. For a description of the severance provisions in Mr. Kaplan’s employment agreement, please refer to the section below entitled “Elements of Post-Termination Compensation and Benefits.” Additionally, in April 2009, the Company entered into a letter agreement with Mr. Kaplan, as amended in May 2009, which provided for a stock option to purchase 92,053 shares of Coinstar’s common stock and certain cash payments in 2010, 2011, and 2012 subject to continued employment, as described below in the section entitled “Elements of Post-Termination Compensation and Benefits.”

James A. Blanda, former Interim Chief Financial Officer.    In September 2009, the Company entered into an interim services agreement with Tatum, LLC, an executive services and consulting firm, where James A. Blanda is a partner. Pursuant to the agreement, the Company agreed to pay Tatum, LLC $58,000 per month for Mr. Blanda’s financial consulting services to the Company and his service as Interim Chief Financial Officer.

The Company also agreed to pay Tatum, LLC an administrative fee equal to 2% of the fees payable for Mr. Blanda’s services and to reimburse Mr. Blanda directly for all reasonable travel and out-of-pocket expenses incurred in connection with the agreement.

John C. Harvey, former Chief Financial Officer.    Effective June 2009, the Company entered into an employment agreement with our then Chief Financial Officer, John C. Harvey. Under the terms of the employment agreement, the Company agreed to pay Mr. Harvey an initial annual base salary of $360,000, subject to possible increase at the discretion of the Compensation Committee. Mr. Harvey was also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the award. Effective November 2009, Mr. Harvey’s employment agreement was amended in connection with his resignation to provide that he was entitled to a prorated cash bonus consistent with the existing program for executive officers, provided performance targets applicable for any such bonus were met. Additionally, in April 2009, the Company entered into a letter agreement with Mr. Harvey, as amended in May 2009 and September 2009, which provided for a stock option to purchase 18,050 shares of Coinstar’s common stock and certain cash payments in 2010, 2011, and 2012 subject to continued employment, as described below in the section entitled “Elements of Post-Termination Compensation and Benefits.” Mr. Harvey forfeited the cash incentives and stock option provided for under his letter agreement as a result of his resignation in November 2009.

Brian V. Turner, former Chief Financial Officer.    In August 2005, the Company entered into an employment agreement with our then Chief Financial Officer, Brian V. Turner, which was amended on December 31, 2008 for compliance with Section 409A of the Code. Under the terms of the employment agreement, the Company agreed to pay Mr. Turner an initial annual base salary of $270,400, subject to possible increase at the discretion of the Compensation Committee. Mr. Turner was also eligible to receive annual cash awards based on the achievement of certain performance targets applicable to the award. In connection with Mr. Turner’s resignation effective May 31, 2009, the Company entered into a transition agreement with Mr. Turner, providing for certain benefits as described below in the section entitled “Elements of Post-Termination Compensation and Benefits.”

2009 Incentive Compensation Plan

For 2009, short-term incentive awards were granted to our executive officers under the 2009 Incentive Compensation Plan. The 2009 awards consisted of discretionary cash awards tied to two components—Company performance and individual performance. For additional information regarding the 2009 Incentive Compensation Plan, see “Compensation Discussion and Analysis.”

1997 Amended and Restated Equity Incentive Plan

Long-term incentives awarded to our executive officers consist of equity compensation in the form of stock options, time-based restricted stock awards, and performance-based restricted stock awards under the 1997 Plan. Awards of time-based restricted stock vest (and are no longer subject to forfeiture) in equal annual installments over the period from the date of award until the fourth anniversary of the date of award. The term of the options is five years and the options vest in equal annual installments over the period from the date of award until the fourth anniversary of the date of award. The exercise price for the option grants is equal to the closing price on the date of grant. Restricted stock under the performance-based restricted stock awards is earned based on the level of achievement of specified performance goals. Once earned, the restricted stock vests in three equal annual installments, provided that the executive continues to provide services to us. For additional information regarding the performance-based restricted stock, see “Compensation Discussion and Analysis.”

Cash Compensation in Proportion to Total Compensation

The proportion of cash compensation compared to total compensation varies among the Named Executive Officers. Specifically, allocation among the different components of compensation varies based on the position and level of responsibility. For example, those Named Executive Officers who have a greater ability to influence Coinstar’s performance will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in stock options, time-based restricted stock awards, and performance-based restricted stock. The lower the level of influence of an executive, the higher the percentage of his total compensation is in the form of base salary with a correspondingly lower percentage of stock options, time-based restricted stock awards, and performance-based short-term incentives. Accordingly, executive compensation for higher-level executives is set to align closely with stockholders’ and Coinstar’s long-term shared interests. In 2009, the percentage of total cash compensation as compared to total compensation was as follows: Mr. Davis, 41%; Mr. Cole, 40%; Mr. Kaplan, 33%; Mr. Harvey, 46%; Mr. Turner, 32%; and Mr. Rench, 61%. For Messrs Cole and Turner, the percentage includes the value of payments made under their transition agreements. Mr. Blanda did not receive any compensation directly from the Company.

2009 Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the outstanding stock options and unvested stock awards held by each Named Executive Officer as of December 31, 2009.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (2)
Name	Exercisable		Unexercisable
Paul D. Davis	25,000	(3)	75,000	(3)	$30.82	4/7/2013
	—	(4)	44,830	(4)	$29.10	3/19/2014
							7,500	(5)	$208,350
							5,253	(6)	$145,929
							8,930	(7)	$248,075
							22,340	(8)	$620,605

David W. Cole	10,000		—		$23.22	6/30/2010
	66,200		—		$24.90	6/30/2010
	26,951		—		$23.90	6/30/2010
	54,375		—		$30.07	6/30/2010
	39,168		—		$31.94	6/30/2010

Gregg A. Kaplan	—	(4)	20,690	(4)	$29.10	3/19/2014
	—	(4)	92,053	(4)	$29.10	3/19/2014
							4,120	(7)	$114,454
							10,310	(8)	$286,412

James A. Blanda	—		—

John C. Harvey (9)	—		—

Brian V. Turner	80,000		—		$18.59	8/31/2010
	45,000		—		$18.19	8/31/2010
	53,800		—		$24.90	8/31/2010
	40,000		—		$23.90	8/31/2010
	28,125		—		$30.07	8/31/2010
	20,753		—		$31.94	8/31/2010
	5,758		—		$29.10	8/31/2010
							11,480	(10)	$318,914

Donald R. Rench	2,900		—		$14.00	3/15/2010
	2,800		—		$15.31	12/14/2010
	2,500		—		$23.30	12/13/2011
	5,000		—		$31.39	3/8/2012
	5,000		—		$30.00	8/8/2012
	13,000		—		$22.60	12/19/2012
	13,000		—		$18.19	1/2/2014
	13,800		—		$24.90	1/13/2015
	12,500		—		$23.90	12/12/2010
	6,425	(11)	6,425	(11)	$30.07	2/2/2012
	3,379	(12)	10,137	(12)	$31.94	2/20/2013
	—	(4)	7,590	(4)	$29.10	3/19/2014
							1,050	(13)	$29,169
							1,021	(14)	$28,363
							343	(15)	$9,528
							1,141	(6)	$31,697
							1,510	(7)	$41,948
							3,780	(8)	$105,008

(1)	The per share option exercise price represents the closing price of the Company’s common stock on the date of grant.

(2)	Market value was determined by multiplying the number of shares of stock by $27.78 (the closing price of the Company’s common stock on December 31, 2009).

(3)	This option was granted on April 7, 2008 pursuant to the 1997 Plan with a term of five years, and the award vests over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(4)	These options were granted on March 19, 2009 pursuant to the 1997 Plan with a term of five years, and the awards vest over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(5)	Represents the unvested portion of an award made on April 7, 2008 pursuant to the 1997 Plan that vests 25% one year from the award date and 25% annually thereafter.

(6)	Represents the unvested portions of performance-based restricted stock awards earned on February 25, 2009 (for 2008 performance) pursuant to the 1997 Plan that vest 33.33% on March 1, 2009 and 33.33% annually thereafter.

(7)	Represents the unvested portions of awards made on March 19, 2009 pursuant to the 1997 Plan that vest 25% one year from the award date and 25% annually thereafter.

(8)	Represents the unvested portions of performance-based restricted stock awards made on March 19, 2009 (at target) pursuant to the 1997 Plan that, if earned for 2009 performance, vest 33.33% on March 19, 2010 and 33.33% annually thereafter. Please refer to “Compensation Discussion and Analysis” for a discussion of the actual restricted stock awards earned on February 24, 2010 based on 2009 performance.

(9)	Mr. Harvey forfeited all of his awards in connection with his resignation.

(10)	Represents the unvested portion of a performance-based restricted stock award made on March 19, 2009 (at target) pursuant to the 1997 Plan that, if earned for 2009 performance, vested immediately. In connection with his resignation from the Company, Mr. Turner was eligible to receive only 4,749 of these shares.

(11)	This option was granted on February 2, 2007 pursuant to the 1997 Plan with a term of five years, and the award vests over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(12)	This option was granted on February 20, 2008 pursuant to the 1997 Plan with a term of five years, and the award vests over four years with 25% vesting one year from the grant date and 25% annually thereafter.

(13)	Represents the unvested portion of an award made February 2, 2007 pursuant to the 1997 Plan that vests 25% one year from the award date and 25% annually thereafter.

(14)	Represents the unvested portion of an award made February 20, 2008 pursuant to the 1997 Plan that vests 25% one year from the award date and 25% annually thereafter.

(15)	Represents the unvested portion of a performance-based restricted stock award earned on February 20, 2008 (for 2007 performance) pursuant to the 1997 Plan that vests 33.33% on February 2, 2008 and 33.33% annually thereafter.

2009 Option Exercises and Stock Vested Table

The following table shows for the fiscal year ended December 31, 2009 the options exercised and restricted stock vested for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting (2)
Paul D. Davis	—	—	5,127		$142,995
David W. Cole	303,974	$3,719,706	32,901		$921,789
Gregg A. Kaplan	—	—	—		—
James A. Blanda	—	—	—		—
John C. Harvey	—	—	—		—
Brian V. Turner	—	—	20,387	(3)	$539,511
Donald R. Rench	7,100	$96,631	2,455		$59,320

(1)	Based on the difference between the closing price of Coinstar common stock on the exercise date and the exercise price of the option.

(2)	Based on the closing price of Coinstar common stock on the vesting date.

(3)	Amount does not include the 4,749 shares from Mr. Turner’s prorated 2009 performance-based restricted stock award, which vested when earned on February 24, 2010.

2009 Nonqualified Deferred Compensation Table

The following table provides information for each of the Named Executive Officers regarding aggregate earnings for 2009 and year-end account balances under the EDCP. There were no executive or Company contributions under the EDCP for 2009. Prior to 2005, we allowed executives to defer portions of their annual cash compensation into tax-deferred accounts pursuant to the EDCP. These deferrals, and the related notional earnings (see the discussion below), are fully vested at all times. Effective January 1, 2005, we suspended future deferrals under the EDCP due to low participation. However, executives who had previously deferred a portion of their cash compensation continued to maintain interests under the EDCP, even though they could not defer additional compensation under the EDCP.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year (#)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)
Paul D. Davis	—	—	—		—		—
David W. Cole	—	—	$47,037	(1)	$321,503	(2)	—
Gregg A. Kaplan	—	—	—		—		—
James A. Blanda	—	—	—		—		—
John C. Harvey	—	—	—		—		—
Brian V. Turner	—	—	—		—		—
Donald R. Rench	—	—	—		—		—

(1)	Amount reflects the notional earnings on Mr. Cole’s previously deferred compensation pursuant to the EDCP, contributions to which were suspended effective January 1, 2005. As no portion of this amount represents above-market earnings, no portion of this amount is reflected in the “2009 Summary Compensation Table.”

(2)	Amount reflects the distribution of the balance credited to Mr. Cole’s account following his retirement on March 31, 2009, pursuant to the terms of the EDCP.

The EDCP is a nonqualified plan and its benefits are paid by the Company out of its general assets. At the time participants elected to defer compensation under the EDCP, they also elected the time at which those deferrals, adjusted for notional investment earnings (as described below), were to be distributed. A participant may also withdraw amounts from his or her account if the participant experiences an unforeseeable emergency. Any amounts that have not been distributed prior to a participant’s termination of employment will be distributed to the participant (or, in the case of the participant’s death, his or her beneficiary) within 90 days after the participant’s termination, unless the participant is a “specified employee” at the time of his or her termination, in which case distribution will be delayed until at least six months after the participant’s termination (or, if earlier, until the participant dies). All distributions under the EDCP are in the form of lump sums.

Although no deferrals have been made under the EDCP since December 31, 2004, the EDCP is subject to Section 409A of the Code, because participants who originally elected to have their deferrals distributed prior to termination of employment have been permitted to postpone such distributions. Accordingly, during 2008, the Company amended the EDCP to bring it into documentary compliance with Section 409A of the Code. A participant who wishes to postpone an in-service distribution must elect to do so at least 12 months prior to the original distribution date, and the new distribution date must be at least five years after the original distribution date, provided that all amounts remaining in the participant’s account at termination of employment will be distributed within 90 days after the participant’s termination (or, in the case of a specified employee, six months thereafter), even if the participant terminates less than five years after the original distribution date.

Mr. Cole was the only Named Executive Officer who continued to have an account under the EDCP during 2009, but the balance credited to his account was distributed in full following his retirement on March 31, 2009. Although Mr. Cole could not defer additional compensation under the EDCP, his EDCP account was adjusted for notional investment earnings during 2009. These earnings were based on the return of the investment tracking funds to which Mr. Cole had allocated his account balance. The tracking funds differ from the investment funds offered in Coinstar’s 401(k) plan. The 2009 calendar year returns of these tracking funds were: American Century Global Growth, $15,828; Selected American Shares Fund, $9,214; Dreyfus Small Cap Index, $953; and PIMCO Total Return D, $21,043. These same rules apply to the other participants in the EDCP.

Elements of Post-Termination Compensation and Benefits

Under certain circumstances, Coinstar will enter into an employment, change of control, transition, and/or retention agreement with an executive officer. Otherwise, executive officers serve at the will of the Board of Directors, enabling the Company to remove an executive officer whenever it is in the best interests of the Company, with full discretion on any severance package (excluding vested compensation and benefits).

Employment Agreements

Paul D. Davis, Chief Executive Officer; Gregg A. Kaplan, President and Chief Operating Officer.    The Company has employment agreements with our Chief Executive Officer, Paul D. Davis, and our President and Chief Operating Officer, Gregg A. Kaplan. Each of the agreements provides that if the employee is terminated at any time without cause (as defined below), the employee will be entitled to receive the following benefits:

•	termination payments equal to 12 months’ annual base salary;

•	any unpaid annual base salary that had accrued for services already performed as of the date of termination;

•	any prorated cash bonus consistent with the existing program for executive officers (provided performance targets applicable for any such bonus are met); and

•

Company payment of the premium for the employee’s and the employee’s spouse’s and dependent children’s COBRA continuation coverage under the Company’s group health plans for a period of up to 12 months.

Termination payments made in connection with a termination without cause will be paid to the employee in 12 equal monthly installments, beginning the month after the employee’s termination, and any unpaid annual base salary will be paid at the same time such amounts would have been paid had the employee’s employment not been terminated. For one year following the termination of employment, the employee is subject to certain noncompetition provisions. In addition, the employee is subject to certain nondisclosure and nondisparagement provisions. In the event the noncompetition, nondisclosure, and nondisparagement provisions are violated within one year of the date of termination, the employee will forfeit any remaining termination payments described above.

For purposes of Messrs. Davis’s and Kaplan’s employment agreements described above, “cause” is defined as:

•

failure or refusal to carry out the lawful duties of the employee or any directions of the Board of Directors of Coinstar, which directions are reasonably consistent with the duties set forth in the employment agreement to be performed by the employee;

•	violation by the employee of a state or federal criminal law involving the commission of a crime against Coinstar or a felony;

•

current use by the employee of illegal substances; deception, fraud, misrepresentation, or dishonesty by the employee; or any act or omission by the employee that substantially impairs Coinstar’s business, good will, or reputation; or

•	any other material violation of any provision of the employment agreement.

David W. Cole, former Chief Executive Officer; Brian V. Turner, former Chief Financial Officer; John C. Harvey, former Chief Financial Officer.    The Company had employment agreements with our former Chief Executive Officer, David W. Cole, and our two former Chief Financial Officers, Brian V. Turner and John C. Harvey, providing for substantially similar terms as those described above for Messrs. Davis and Kaplan.

The employment agreements with Messrs. Cole and Turner terminated pursuant to their terms in connection with Mr. Cole’s retirement in March 2009 and Mr. Turner’s resignation in May 2009. Neither Mr. Cole nor Mr. Tuner was entitled to any payments or benefits under the terms of their employment agreement as a result of retirement and resignation, respectively. However, the Company entered into transition agreements with each of Messrs. Cole and Turner, as described below under “Transition Agreements.”

Mr. Harvey’s original employment agreement did not provide for any payments or benefits as a result of Mr. Harvey’s resignation. In September 2009, in connection with Mr. Harvey’s announcement of resignation, his employment agreement was amended to (i) reduce the severance benefits provided for in his original employment agreement in the event that he was terminated without cause by the Company and (ii) provide that if Mr. Harvey’s employment continued through November 9, 2009 and he subsequently terminated his employment, he would be entitled to a prorated cash bonus consistent with the existing program for executive officers, provided performance targets applicable for any such bonus were met. Mr. Harvey’s employment agreement terminated pursuant to its terms in connection with Mr. Harvey’s resignation in November 2009.

Change of Control Agreements

Messrs. Davis and Kaplan.    The Company has change of control agreements with Messrs. Davis and Kaplan that were entered into in conjunction with the execution of each such executive’s employment agreement described above. The change of control agreements provide that, following a change of control of the Company, the employee’s authority, duties, and responsibilities will be at least reasonably commensurate with the most significant of those held, exercised, and assigned at any time during the 90-day period immediately preceding the date of the change of control. In addition, the employee will be entitled to continued compensation and benefits at levels comparable to pre-change of control levels and reimbursement for all reasonable employment expenses.

If a change of control occurs during the period beginning on the date of the agreement and ending on the date two years following notice from the Company that the Company intends to terminate the agreement, then the executive will be eligible to receive the following benefits if the Company terminates his employment other than for cause (as defined above in their respective employment agreements) or if the executive terminates his employment for good reason (as defined below):

•	the executive’s annual base salary through the date of termination;

•

a prorated bonus calculated as the product of (a) the executive’s annual bonus with respect to the fiscal year in which the date of termination occurs and (b) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365;

•	any compensation previously deferred (together with any accrued interest or earnings thereon);

•	any accrued but unpaid vacation pay; and

•	an amount as separation pay equal to the executive’s annual base salary.

Payments for base salary through the date of termination and the prorated bonus will be paid in a lump sum within 30 days of the date of termination. Payments of deferred compensation will be paid in accordance with the provisions of the plan under which the compensation was deferred. Payments for the separation pay will be paid in 12 equal monthly installments, beginning the month after termination. If the executive’s employment terminated by reason of death or total disability, the executive (or the executive’s estate or beneficiary, as applicable in the case of the executive’s death) will receive the executive’s annual base salary through the date of termination, the executive’s prorated bonus (as described above), any compensation previously deferred, and any accrued but unpaid vacation pay. The change of control agreements do not include any provisions relating to the acceleration of equity awards in the event of a change of control. Equity award acceleration in the event of a change of control is discussed below under “Change of Control Provisions in the 1997 Plan.”

Messrs. Cole, Turner, and Harvey.    The Company had change of control agreements with Messrs. Cole, Turner, and Harvey, providing for substantially similar terms as those described above for Messrs. Davis and Kaplan. The change of control agreements with Messrs. Cole, Turner, and Harvey terminated in connection with each executive’s retirement or resignation, as applicable, during 2009, without any payments or benefits to the executives thereunder.

Donald R. Rench, General Counsel and Corporate Secretary.    The Company has a change of control agreement with our General Counsel and Corporate Secretary, Donald R. Rench. Under the terms of the change of control agreement, for two years following a change of control (the “Post-Change of Control Period”) of the Company, Mr. Rench’s authority, duties, and responsibilities will be at least reasonably commensurate with the most significant of those held, exercised, and assigned at any time during the 90-day period immediately preceding the date of the change of control. During the Post-Change of Control Period, Mr. Rench will be entitled to continued compensation and benefits at levels comparable to pre-change of control levels and reimbursement for all reasonable employment expenses.

If at any time during the Post-Change of Control Period the Company terminates Mr. Rench’s employment without cause (as defined below), or Mr. Rench terminates employment with good reason (as defined below), Mr. Rench will be entitled to:

•	the same benefits set forth above for Messrs. Davis and Kaplan; and

•	Company payment of the premiums for his and his spouse’s and dependent children’s COBRA continuation coverage under the Company’s group health plans for a period of up to 12 months.

Payments for base salary through the date of termination and the prorated bonus will be paid in a lump sum within 30 days of the date of termination. Payments of deferred compensation will be paid in accordance with the provisions of the plan under which the compensation was deferred. Payments for the separation pay will be paid in 12 equal monthly installments, beginning the month after termination. If Mr. Rench’s employment terminates by reason of death or total disability during the Post-Change of Control Period, Mr. Rench (or his estate or beneficiary, as applicable in the case of his death) will receive his annual base salary through the date of termination, his prorated bonus (as described above), any compensation previously deferred, and any accrued but unpaid vacation pay. Similar to the agreements with Messrs. Davis and Kaplan, the change of control agreement with Mr. Rench does not include any provisions relating to the acceleration of equity awards in the event of a change of control. Equity award acceleration in the event of a change of control is discussed below under “Change of Control Provisions in the 1997 Plan.”

For purposes of Mr. Rench’s change of control agreement, “cause” is defined as:

•

failure or refusal to carry out the lawful duties of Mr. Rench or any directions of the Board of Directors of Coinstar, which directions are reasonably consistent with the duties to be performed by Mr. Rench;

•	violation by Mr. Rench of a state or federal criminal law involving the commission of a crime against Coinstar or a felony;

•

current use by Mr. Rench of illegal substances; deception, fraud, misrepresentation, or dishonesty by Mr. Rench; or any act or omission by Mr. Rench that substantially impairs Coinstar’s business, good will, or reputation; or

•	any material violation of the confidentiality, noncompetition, and/or nonsolicitation provisions to which Mr. Rench is bound.

For purposes of all of the change of control agreements, “good reason” generally includes any of the following events, provided that within specified time frames the employee provides the Company with notice, the Company fails to remedy the event or condition, and the employee actually terminates employment:

•	a material decrease in the employee’s annual base salary;

•	a material decrease in the employee’s authority, duties, or responsibilities;

•	a relocation of the employee’s principal place of employment more than 50 miles away;

•

with respect to Messrs. Davis’s and Kaplan’s change of control agreements, the failure of the Company to comply with and satisfy the assignment provisions in the employment agreement, subject to certain notice requirements; or

•	any other material breach of the employee’s change of control agreement or employment agreement, as applicable.

For purposes of all of the change of control agreements, “change of control” is generally defined as:

•	a board change in which individuals who constitute the board as of the date of the agreement cease to constitute at least a majority of the board;

•

the acquisition by any individual, entity, or group of beneficial ownership of (a) 20% or more of either the then outstanding common stock or the combined voting power of the then outstanding voting securities entitled to vote in the election of directors, which acquisition is not approved in advance by a majority of the incumbent directors, or (b) 33% or more of either the then outstanding common stock or the combined voting power of the then outstanding voting securities entitled to vote in the election of directors, which acquisition is approved in advance by a majority of incumbent directors;

•	consummation of a reorganization, merger, or consolidation approved by the stockholders; or

•	consummation of a complete liquidation, dissolution, or the sale or other disposition of all or substantially all of the assets approved by the stockholders.

Change of Control Provisions in the 1997 Plan.    The 1997 Plan provides that the plan administrator retains the discretion to do one or more of the following in the event of a merger, reorganization, or sale of substantially all of the assets of Coinstar:

•

arrange to have the surviving or successor entity or any parent entity thereof assume the options or grant replacement options with appropriate adjustments in the option prices and adjustments in the number and kind of securities issuable upon exercise;

•	shorten the period during which options are exercisable;

•	accelerate any vesting schedule to which an option is subject; or

•	cancel vested options in exchange for a cash payment upon such terms and conditions as determined by the Board of Directors at the time of the event.

Since December 2005, the Compensation Committee has granted stock options and restricted stock awards under the 1997 Plan to certain executive officers that provide for accelerated vesting upon a merger, reorganization, or sale of substantially all of the assets of Coinstar, as follows:

•

Options granted to our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer from December 2005 to February 2010, except for the options granted to Messrs. Kaplan and Harvey as part of their retention arrangement with the Company, fully accelerate in vesting, and the time-based restricted stock awards and earned performance-based restricted stock awards granted to them are no longer subject to forfeiture. In March 2010, we adopted double-trigger arrangements for new and future equity awards provided to all of our executives officers. Under the new double-trigger arrangements for our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, options accelerate in vesting and, with respect to the time-based and earned performance-based restricted stock, are no longer subject to forfeiture, if a successor company does not assume or substitute such awards. In the event the awards are assumed or substituted for and the executive’s employment or service relationship is terminated in connection with a change of control or within two years of the transaction without cause or by the executive for good reason, 100% of the options automatically vest and, with respect to the time-based and earned performance-based restricted stock, are no longer subject to forfeiture. For purposes of the awards granted in March 2010 to our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer “cause” and “good reason” are defined below.

•

Options granted to Mr. Rench since December 2005 accelerate in vesting and, with respect to the time-based and earned performance-based restricted stock, are no longer subject to forfeiture, if a successor company does not assume or substitute such awards. In the event the awards are assumed or substituted for and the executive’s employment or service relationship is terminated in connection with a change of control or within one year of the transaction without cause or by the executive for good reason, 50% of the unvested portions of the options automatically vest and, with respect to the time-based and earned performance-based restricted stock, are no longer subject to forfeiture. For purposes of these awards, “cause” and “good reason” are defined below.

•

“Cause” is defined as dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the plan administrator, and its determination will be conclusive and binding.

•

“Good reason” is defined as the occurrence of any of the following events or conditions and the failure of the successor company to cure any such event or condition within 30 days after receipt of written notice from the employee:

•

a change in the employee’s status, position, or responsibilities (including reporting responsibilities) that, in the employee’s reasonable judgment, represents a substantial reduction in the status, position, or responsibilities as in effect immediately prior thereto; the assignment to the employee of any duties or responsibilities that, in the employee’s reasonable judgment, are materially inconsistent with such status, title, position, or responsibilities; or any removal of the employee from or failure to reappoint or reelect the employee to any of such positions, except in connection with the termination of the employee’s employment for cause, as a result of his or her disability or death, or by the employee other than for good reason;

•	a reduction in the employee’s annual base salary;

•

the successor company’s requiring the employee (without the employee’s consent) to be based at any place outside a 50-mile radius of his or her place of employment prior to the transaction, except for reasonably required travel on the successor company’s business that is not materially greater than such travel requirements prior to the transaction;

•

the successor company’s failure to (a) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the employee was participating at the time of the transaction or (b) provide the employee with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the transaction;

•	any material breach by the successor company of its obligations to the employee under the 1997 Plan or any substantially equivalent plan of the successor company; or

•	any purported termination of the employee’s employment or service relationship for cause by the successor company that is not in accordance with the definition of cause under the 1997 Plan.

•

Options for 92,053 shares and 18,050 shares granted to Messrs. Kaplan and Harvey, respectively, as part of their retention arrangement with the Company include similar provisions as the options granted to Mr. Rench described above, but include the additional acceleration provision described below under “Retention Arrangements.”

Transition Agreements

Mr. Cole.    In connection with Mr. Cole’s retirement as Chief Executive Officer effective March 31, 2009, the Company entered into a transition agreement with Mr. Cole under which he is receiving payments totaling $500,000, payable in 24 equal semi-monthly installments beginning April 1, 2009, except that installments that would normally have been paid in April 2009 through September 2009 were accrued without interest and paid in October 2009. In addition, options for 56,459 shares and 16,855 shares of restricted stock became vested on March 31, 2009, and all of Mr. Cole’s outstanding vested stock options will remain exercisable until June 30, 2010.

Mr. Turner.    In connection with Mr. Turner’s resignation as Chief Financial Officer effective May 31, 2009, the Company entered into a transition agreement with Mr. Turner under which he is receiving payments totaling $405,000, payable in 24 equal semi-monthly installments beginning June 1, 2009, except that installments that would normally have been paid in June 2009 through December 2009 were accrued without interest and paid in January 2010. Mr. Turner also received a prorated cash bonus under the 2009 Incentive Compensation Plan, based on actual performance. In addition, (x) options for 35,510 shares and 11,019 shares of restricted stock became vested on May 31, 2009, (y) Mr. Turner was issued a prorated number of shares under his 2009 performance-based restricted stock award based on target performance, and (z) all of Mr. Turner’s vested stock options will remain exercisable until August 31, 2010.

Retention Arrangements

Mr. Kaplan.    As further described below under “Related Person Transactions,” the Company entered into a letter agreement with Mr. Kaplan providing for (1) the grant of a stock option and (2) certain cash payments on each of February 26, 2010, 2011, and 2012, subject to continuous employment. Both the stock option and the cash incentives will fully vest and become exercisable or payable, as applicable, if the Company terminates Mr. Kaplan’s employment other than for cause or Mr. Kaplan terminates his employment for good reason prior to March 19, 2013 and February 26, 2012, respectively.

Mr. Harvey.    As further described below under “Related Person Transactions,” the Company entered into a letter agreement with Mr. Harvey with smaller amounts, but otherwise similar terms, as the letter agreement with Mr. Kaplan. Effective September 7, 2009, in connection with Mr. Harvey’s announcement of his resignation, his letter agreement was amended to eliminate the acceleration provisions applicable to the stock option and the cash incentives. As a result of his resignation, Mr. Harvey forfeited the cash payments and the stock option provided for under his letter agreement.

Potential Payments Upon Termination or Change of Control Table

The following table shows the estimated incremental compensation for those Named Executive Officers employed by the Company as of December 31, 2009 in the event a termination or change of control had occurred on that date. The table does not include benefits generally available to all employees or payments and benefits that the Named Executive Officers would have already earned during their employment with us whether or not a termination or change of control event had occurred. Actual amounts payable can only be determined at the time of termination or change of control.

Name	Benefit	Before Change of Control Termination Without Cause or for Good Reason	Change of Control (1)
Paul D. Davis	Cash Severance (2)	$600,000	$600,000
	Restricted Stock Acceleration (3)	—	1,533,262
	Stock Option Acceleration (4)	—	—
	Health and Benefits (5)	16,622	—

	Total	$616,622	$2,133,262

Gregg A. Kaplan	Cash Severance (2)	$430,000	$430,000
	Restricted Stock Acceleration (3)	—	544,072
	Stock Option Acceleration (4)	—	—
	Health and Benefits (5)	21,682	—
	Accelerated Retention Incentive (6)	2,551,026	2,551,026

	Total	$3,002,708	$3,525,098

James A. Blanda	No Benefits at Termination	—	—

Donald R. Rench	Cash Severance (2)	—	$265,360
	Restricted Stock Acceleration (3)	—	149,109
	Stock Option Acceleration (4)	—	—
	Health and Benefits (5)	—	16,062

	Total		$430,531

(1)	Except for the restricted stock and option acceleration, the amounts in this column assume termination of employment in connection with, or within a designated period after, a change of control.

(2)	Amount reflects cash severance of one year’s annual base salary based on the executive’s 2009 annual base salary.

(3)	Calculated by multiplying the number of accelerated shares of restricted stock by $27.78 (the closing price of the Company’s common stock on December 31, 2009). For purposes of the amounts reflected in the table, the number of performance-based restricted stock actually earned for 2009 is reflected, and we have assumed that the surviving company refused to assume or substitute the awards.

(4)	Calculated by multiplying the number of options subject to acceleration by $27.78 (the closing price of the Company’s common stock on December 31, 2009) less the option exercise price of the stock option grant. For purposes of the amounts reflected in the table, we have assumed that the surviving company refused to assume or substitute the awards.

(5)	Amount reflects the payment of COBRA premiums for 12 months following termination.

(6)	Amount reflects the accelerated cash incentive payments provided for under Mr. Kaplan’s retention letter agreement.

Actual Payments Upon Termination Table

The following table shows the actual incremental compensation provided to those Named Executive Officers whose employment with the Company terminated in 2009. The table does not include amounts payable under the EDCP, benefits generally available to all employees, or payments and benefits that the Named Executive Officers would have already earned during their employment with us whether or not a termination had occurred.

Name	Benefit	Amount
David W. Cole	Transition Payments (1)	$500,000
	Restricted Stock Acceleration (2)	551,833
	Stock Option Acceleration (3)	218,932

	Total	$1,270,765

John C. Harvey	Prorated 2009 Cash Bonus (4)	$108,060

	Total	$108,060

Brian V. Turner	Transition Payments (5)	$405,000
	Prorated 2009 Cash Bonus (6)	88,099
	Restricted Stock Acceleration (7)	467,048
	Stock Option Acceleration (8)	60,194

	Total	$1,020,341

(1)	As noted above under the heading “Transition Agreements,” the Company entered into a transition agreement with Mr. Cole providing for cash payments totaling $500,000.

(2)	Calculated by multiplying the number of accelerated shares of restricted stock by $32.74 (the closing price of the Company’s common stock on Mr. Cole’s last day of employment, March 31, 2009).

(3)	Calculated by multiplying the number of shares subject to accelerated options by $32.74 (the closing price of the Company’s common stock on Mr. Cole’s last day of employment, March 31, 2009) less the option exercise price of the stock option grant.

(4)	As noted above under the heading “Employment Agreements,” Mr. Harvey was entitled to a prorated cash bonus under the Company’s 2009 Incentive Compensation Plan, based on actual performance.

(5)	As noted above under the heading “Transition Agreements,” the Company entered into a transition agreement with Mr. Turner providing for cash payments totaling $405,000.

(6)	As noted above under the heading “Transition Agreements,” Mr. Turner was entitled to a prorated cash bonus under the Company’s 2009 Incentive Compensation Plan, based on actual performance.

(7)	Calculated by multiplying the number of accelerated shares of restricted stock by $29.62 (the closing price of the Company’s common stock on May 29, 2009, the business day prior to Mr. Turner’s last day of employment on May 31, 2009). For purposes of the amount reflected in the table, the number of performance-based restricted stock actually earned for 2009 is reflected.

(8)	Calculated by multiplying the number of shares subject to accelerated options by $29.62 (the closing price of the Company’s common stock on May 29, 2009, the business day prior to Mr. Turner’s last day of employment on May 31, 2009) less the option exercise price of the stock option grant.

POLICIES AND PROCEDURES FOR THE REVIEW AND APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for the Review and Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, our directors and executive officers and the beneficial owners of 5% of our common stock or other voting securities are expected to disclose to our General Counsel the material facts of any transaction that could potentially be considered a related person transaction promptly on gaining knowledge that the transaction may occur or has occurred. The Audit Committee is authorized to administer this policy, and may amend, modify, and interpret this policy, and take such other action in connection with the administration of the policy, as it deems necessary or desirable; provided, however, any material amendments or modifications to this policy will be recommended to the full Board for its review and approval.

A related person transaction generally is defined as any transaction required to be disclosed under the SEC’s related person transaction disclosure requirement of Item 404(a) of Regulation S-K.

Any potential related person transaction reported to or otherwise made known to the General Counsel is reviewed according to the following procedures:

•

If the General Counsel determines that disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is not required under the SEC’s related person transaction requirement, the transaction will be deemed approved and will be reported to the Audit Committee at its next scheduled meeting.

•

If disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is required under the SEC’s related person transaction requirement, the General Counsel will submit the transaction to the chairperson of the Audit Committee, who will review and, if authorized, will determine whether to approve or ratify the transaction. The chairperson is authorized to approve or ratify any related person transaction involving an aggregate amount of less than $1 million or when it would not be practicable in the judgment of the chairperson and General Counsel to wait for the next Audit Committee meeting to review the transaction.

•	If the transaction is outside the chairperson’s authority, the chairperson will submit the transaction to the Audit Committee for review and approval or ratification.

•

If the transaction to be reviewed and acted upon by the Audit Committee involves a member of the Audit Committee (including the chairperson), the involved member shall recuse himself or herself from deliberations related to the transaction and the other members of the Audit Committee shall take appropriate action.

When determining whether to approve or ratify a related person transaction, the chairperson of the Audit Committee or the Audit Committee, as applicable, will review relevant facts regarding the related person transaction, including:

•	the extent of the related person’s interest in the transaction;

•	whether the terms are comparable to those generally available in arm’s-length transactions; and

•	whether the related person transaction is consistent with the best interests of the Company.

If any related person transaction is ongoing or is part of a series of transactions, the chairperson or the Audit Committee, as applicable, may establish guidelines as necessary to appropriately review the ongoing transaction. After initial approval or ratification of the transaction, the chairperson or the Audit Committee, as applicable, will review the transaction on a regular basis (at least annually).

If any related person transaction is not approved or ratified, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its stockholders.

The Shamrock Agreement (as defined below) was considered and approved by the full Board of Directors.

The REEIP Purchase Agreement (as defined below) was not a related person transaction at the time of execution. Entry into the REEIP Purchase Agreement was considered and approved by the full Board of Directors. The terms of the Kaplan Letter Agreement, the Harvey Letter Agreement, and the Harvey Second Amendment (all as defined below), were considered and approved by the Compensation Committee. Redbox is currently a wholly owned subsidiary of the Company and the Audit Committee is aware of each of the transactions described below relating to Redbox, Mr. Kaplan, and Mr. Harvey.

Related Person Transactions

Pursuant to an agreement (the “Shamrock Agreement”) dated May 28, 2008, by and among Coinstar, Inc., Shamrock Activist Value Fund, L.P., Shamrock Activist Value Fund II, L.P., Shamrock Activist Value Fund III, L.P., Shamrock Activist Value Fund GP, L.L.C., and Shamrock Partners Activist Value Fund, L.L.C. (collectively, the “Shamrock Group”), Coinstar increased the size of its Board of Directors by one member to eight members, and, to fill that vacancy, appointed Arik A. Ahitov, a director nominated by the Shamrock Group, and agreed to generally support the nomination of Mr. Ahitov through the end of the Annual Meeting. The Shamrock Group collectively beneficially owns greater than 5% of Coinstar. If the Shamrock Group’s holdings of Coinstar common stock become 1,856,377 or fewer shares, then pursuant to the Shamrock Agreement, the Shamrock Group will use good faith efforts to cause its nominated director to resign from the Board. In addition to the appointment of the director nominated by the Shamrock Group, Coinstar agreed to increase the size of its Board by one and fill that vacancy with an independent director no later than March 1, 2009, whose term expired at the 2009 Annual Meeting of Stockholders. In February 2009, Coinstar increased the size of the Board and appointed Daniel W. O’Connor to fill that vacancy. In addition, as part of the Shamrock Agreement, the Shamrock Group made certain covenants regarding proxy solicitation and voting through the end of the Annual Meeting.

Mr. Ahitov receives the standard compensation received by Coinstar non-employee directors. The components of Coinstar’s standard non-employee director cash and equity compensation are described above under “2009 Director Compensation.” Mr. Ahitov’s cash fees are paid to Shamrock Capital Advisors, Inc., where Mr. Ahitov is a vice president and portfolio manager.

Pursuant to a Purchase and Sale Agreement (the “REEIP Purchase Agreement”) dated as of February 26, 2009 between Coinstar and Redbox Employee Equity Incentive Plan, LLC (the “REEIP”), Coinstar purchased the outstanding non-voting interests in Redbox held by the REEIP at a closing held on February 26, 2009 (the “Closing”). In connection with the REEIP Purchase Agreement, as a member of the REEIP, Gregg A. Kaplan, Coinstar’s President and Chief Operating Officer, received at the Closing 38,167 shares of Coinstar’s stock valued at $27.7433 per share and cash payments of $1,863,843 on April 30, 2009, $239,685 on May 29, 2009, and $262,477 on August 31, 2009. In connection with the REEIP Purchase Agreement, as a member of the REEIP, John C. Harvey, Coinstar’s former Chief Financial Officer, received at the Closing 3,029 shares of Coinstar’s stock valued at $27.7433 per share and cash payments of $147,924 on April 30, 2009, $19,023 on May 29, 2009, and $20,831 on August 31, 2009. In addition, pursuant to the REEIP Purchase Agreement, Mr. Kaplan was entitled to receive an additional payment in cash and/or shares of Coinstar’s stock valued at up to approximately $2.6 million upon termination of his employment under certain circumstances within one year of the Closing and Mr. Harvey was entitled to receive an additional payment in cash and/or shares of Coinstar’s stock valued at up to approximately $982,000 upon termination of his employment under certain circumstances within one year of the Closing; however, Mr. Kaplan’s and Mr. Harvey’s rights to receive such additional payments were terminated pursuant to the letter agreements described below.

Coinstar entered into a letter agreement with Mr. Kaplan dated as of April 1, 2009, and an amendment to the letter agreement with Mr. Kaplan dated as of May 8, 2009 (collectively, the “Kaplan Letter Agreement”). Pursuant to the Kaplan Letter Agreement, Mr. Kaplan released Coinstar and its subsidiaries (including Redbox)

(together, the “Company Parties”) from any claims arising in connection with any agreements, activities, or arrangements with or relating to the Company Parties, except for claims arising after the date of the Kaplan Letter Agreement. In addition, the Kaplan Letter Agreement confirmed that the Compensation Committee had granted Mr. Kaplan cash payments to be made on the following dates subject to continuous employment with Coinstar: (a) through February 26, 2010, $1,667,979; (b) through February 26, 2011, $588,698; and (c) through February 26, 2012, $294,349 ((a), (b) and (c), collectively, the “Kaplan Cash Incentive”), except that the Kaplan Cash Incentive will fully vest and be payable without regard to his continued employment by Coinstar if Coinstar terminates Mr. Kaplan’s employment other than for “cause” (as defined in Mr. Kaplan’s employment agreement, discussed above in the section entitled “Elements of Post-Termination Compensation and Benefits”) or Mr. Kaplan terminates his employment for “good reason” (as defined in Mr. Kaplan’s change of control agreement, discussed above in the section entitled “Elements of Post-Termination Compensation and Benefits”) before February 26, 2012. The Kaplan Letter Agreement also confirmed that the Compensation Committee had granted Mr. Kaplan a stock option to purchase 92,053 shares of Coinstar’s common stock, with an exercise price equal to the closing price of Coinstar’s common stock on the date of grant and vesting over a four-year period, except that the option will become fully vested and exercisable if Coinstar terminates his employment other than for cause or Mr. Kaplan terminates his employment for good reason before March 19, 2013.

Coinstar entered into a letter agreement with Mr. Harvey dated as of April 1, 2009, and an amendment to the letter agreement with Mr. Harvey dated as of May 8, 2009 (collectively, the “Harvey Letter Agreement”). Pursuant to the Harvey Letter Agreement, Mr. Harvey released the Company Parties from any claims arising in connection with any agreements, activities, or arrangements with or relating to the Company Parties, except for claims arising after the date of the Harvey Letter Agreement. In addition, the Harvey Letter Agreement confirmed that the Compensation Committee had granted Mr. Harvey cash payments to be made on the following dates subject to continuous employment with Coinstar: (a) through February 26, 2010, $327,055; (b) through February 26, 2011, $327,055; and (c) through February 26, 2012, $327,055 ((a), (b) and (c), collectively, the “Harvey Cash Incentive”), except that the Harvey Cash Incentive would fully vest and be payable without regard to his continued employment by Coinstar if Coinstar terminated Mr. Harvey’s employment other than for “cause” (as defined in Mr. Harvey’s employment agreement, discussed above in the section entitled “Elements of Post-Termination Compensation and Benefits”) or Mr. Harvey terminated his employment for “good reason” (as defined in Mr. Harvey’s change of control agreement, discussed above in the section entitled “Elements of Post-Termination Compensation and Benefits”) before February 26, 2012. The Harvey Letter Agreement also confirmed that the Compensation Committee had granted Mr. Harvey a stock option to purchase 18,050 shares of Coinstar’s common stock, with an exercise price equal to the closing price of Coinstar’s common stock on the date of grant and vesting over a four-year period (the “Harvey Stock Option”), except that the Harvey Stock Option would become fully vested and exercisable if Coinstar terminated his employment other than for cause or Mr. Harvey terminated his employment for good reason before March 19, 2013. Effective September 7, 2009, Coinstar and Mr. Harvey entered into a Second Amendment to the Harvey Letter Agreement (the “Harvey Second Amendment”), which modified the term of the Harvey Letter Agreement and the Harvey Stock Option to eliminate the acceleration provisions related to termination. Mr. Harvey forfeited the cash incentives and stock option provided for under the Harvey Letter Agreement as a result of his resignation in November 2009.

ADDITIONAL INFORMATION

Code of Conduct and Code of Ethics

Coinstar’s Board of Directors has adopted a Code of Ethics that applies to its Chief Executive Officer, Chief Financial Officer, principal accounting officer, and controller (or persons performing similar functions) and a Code of Conduct that applies to all directors, officers, and employees of the Company. A copy of each is available on the Investor Relations section of Coinstar’s website at www.coinstar.com. Material amendments to and waivers from either, if any, will be disclosed on the Investor Relations section of Coinstar’s website.

List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 1800 114th Avenue S.E., Bellevue, Washington 98004. If you would like to view the stockholder list, please call our Investor Relations Department at (425) 943-8242. This list will also be available at the Annual Meeting.

Submission of Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2011 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on [Friday, December 24, 2010]. As prescribed by current Rule 14a-8(b) under the Securities Exchange Act of 1934, as amended, a stockholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the annual meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2011 Annual Meeting of Stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of our 2010 Annual Meeting of Stockholders. A copy of the pertinent Bylaw provisions is available on request to the following address: Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004. For such proposals or nominations that are timely filed, we retain discretion to vote proxies we receive, provided that (i) we include in our proxy statement advice to stockholders on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a separate and appropriate proxy statement.

Consideration of Stockholder-Recommended Director Nominees

The Nominating Committee will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following address: Chairperson of Nominating and Governance Committee, Attn: General Counsel, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004.

As required by our Bylaws, stockholders should include the name, biographical information, and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Securities Exchange Act of 1934, as amended, the written consent of the director nominee to be named as a nominee and to serve as a director if elected, and a statement whether such person, if elected, intends to tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next meeting at which such person would face re-election and (ii) the acceptance of such resignation by a committee of our independent directors. Evaluation of any such recommendations is the responsibility of the Nominating Committee. In the event of any stockholder recommendations, the Nominating Committee will evaluate the persons recommended in the same manner as other candidates.

Stockholder Communications with the Board of Directors

Stockholders may contact the Board of Directors as a group or any individual director by sending written correspondence to the following address: Board of Directors—Coinstar, Inc., Attn: General Counsel, 1800 114th Avenue S.E., Bellevue, Washington 98004 or by email at AskBoard@Coinstar.com. Stockholders should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed.

DIRECTIONS AND MAP

2010 Annual Meeting of Stockholders

Coinstar, Inc.

The Bellefield Conference Center

1150 114th Avenue S.E.

Bellevue, WA 98004

June 1, 2010—10:00 A.M.

From Interstate 405 northbound

Take Exit #12 (SE 8th St.) and turn left at the end of the ramp. Go through two traffic lights. Drive approximately 100 yards and turn left at the light (114th Ave. SE) into the Bellefield Office Park. The Bellefield Conference Center is the first building on the left.

From Interstate 405 southbound

Take Exit #12 (SE 8th St.) and turn right at the end of the ramp. Go through two traffic lights. Drive approximately 100 yards and turn left at the light (114th Ave. SE) into the Bellefield Office Park. The Bellefield Conference Center is the first building on the left.

From Interstate 90

Take Exit #9 (Bellevue Way). Proceed on Bellevue Way and bear right at the second light onto 112th Avenue SE. (There are two 112ths—turn at the second one). Turn right into the Bellefield Office Park. Turn left at the stop sign at the end of the bridge. The Bellefield Conference Center is located at the north end of the office park.

APPENDIX A

COINSTAR, INC.

1997 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

(As Approved by the Board of Directors on March 30, 2010)

1.	Purposes

(a) The purpose of the Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan (the “Plan”) is to provide a means by which selected Employees, Directors and Consultants may be given an opportunity to benefit from increases in value of the common stock of the Company (“Common Stock”) through the granting of (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, and (iii) Stock Awards.

(b) The Company, by means of the Plan, seeks to retain the services of persons who are now Employees, Directors or Consultants, to secure and retain the services of new Employees, Directors and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

(c) The Company intends that the Awards issued under the Plan shall, in the discretion of the Board or any committee to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c), be either (i) Options granted pursuant to Section 6 hereof, including Incentive Stock Options and Nonstatutory Stock Options, or (ii) Stock Awards granted pursuant to Section 7 hereof. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and in such form as issued pursuant to Section 6.

2.	Definitions

(a) “Affiliate” means any parent corporation or subsidiary corporation with respect to which an employee of such corporation would be eligible to receive from the Company a grant of an Incentive Stock Option in connection with such employee’s employment by such corporation, whether such corporation is now or hereafter existing, except that, for purposes of Awards not intended to qualify as Incentive Stock Options, the parent or subsidiary need not be a corporation.

(b) “Award” means any Option or Stock Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Company” means Coinstar, Inc., a Delaware corporation.

(f) “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render bona fide consulting services and who is compensated for such services, provided that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors.

(g) “Continuous Status as an Employee, Director or Consultant” means the employment or relationship as an Employee, Director or Consultant is not interrupted or terminated. The Plan Administrator, in its sole discretion, may determine whether Continuous Status as an Employee, Director or Consultant shall be considered interrupted in the case of: (i) any leave of absence approved by the Plan Administrator, including sick leave, military leave or any other personal leave; or (ii) transfers between locations of the Company or between the Company, Affiliates or their successors.

(h) “Director” means a member of the Board.

(i) “Employee” means any person employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” means, as of any date, the value of the Common Stock of the Company determined as follows:

(1) If the Common Stock is listed on any established stock exchange, or traded on the Nasdaq Global Select Market or the Nasdaq Capital Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(2) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(l) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(m) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(n) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(o) “Option” means the right to purchase Common Stock granted pursuant to the Plan.

(p) “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(q) “Participant” means the person to whom an Award is granted.

(r) “Plan” means this Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan, as amended and restated.

(s) “Plan Administrator” has the meaning set forth in subsection 3(c) of the Plan.

(t) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3.

(u) “Section 409A” means Section 409A of the Code, including any proposed and final regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

(v) “Stock Award” means an Award of shares of Common Stock or units denominated in Common Stock granted under Section 7, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

(w) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

3.	Administration

(a) The Board shall administer the Plan unless and until the Board delegates administration to a committee or subcommittee, as provided in subsection 3(c).

(b) The Board, or the Plan Administrator, as defined below, shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(1) To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; whether an Award will be an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Award or a combination of the foregoing; and the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to an Award and the number of shares with respect to which an Award shall be granted to each such person.

(2) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in any Stock Award or Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(3) To amend the Plan or an Award as provided in Section 12.

(4) To permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents. Deferral of any Award payment shall satisfy the requirements for exemption from Section 409A of the Code or satisfy the requirements of Section 409A as determined by the Plan Administrator prior to such deferral.

(5) Generally, to exercise such powers and to perform such acts as the Board or the Plan Administrator deems necessary or expedient to promote the best interests of the Company, which are not in conflict with the provisions of the Plan.

(c) The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more independent members of the Board (the “Plan Administrator”). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (i) “outside directors” as contemplated by Section 162(m) of the Code and (ii) “non-employee directors” as contemplated by Rule 16b-3. Notwithstanding the foregoing, the Plan Administrator may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. Furthermore, to the extent not inconsistent with applicable law, the Plan Administrator may authorize one or more executive Officers of the Company to grant Awards to certain eligible individuals in such amounts and at an exercise price as specifically prescribed by the Plan Administrator. Notwithstanding any other provision of the Plan, all grants of Awards to Directors shall be approved only by a committee consisting of independent members of the Board.

4.	Shares Subject to the Plan

(a) Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the stock that may be available for issuance pursuant to Awards shall not exceed in the aggregate Eight Million Seven Hundred Seventeen Thousand Two Hundred Seventy Four (8,717,274) shares of Common Stock. If any Awards shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full (or vested in the case of restricted stock awarded pursuant to Section 7), the stock not acquired under such Award shall revert to and again become available for issuance under the Plan.

(b) The stock subject to the Plan may be unissued shares.

(c) Subject to the provisions of Section 11 relating to adjustments upon changes in stock, not more than an aggregate of One Million Eight Hundred Thousand (1,800,000) shares shall be available for issuance pursuant to grants of Stock Awards under the Plan.

(d) Notwithstanding the foregoing, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in subsection 4(a), subject to the provisions of Section 11 relating to adjustments upon changes in stock.

5.	Eligibility

(a) Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted only to Employees, Directors or Consultants.

(b) No person shall be eligible for the grant of an Incentive Stock Option if, at the time of grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of such stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Subject to the provisions of Section 11 relating to adjustments upon changes in stock, no person shall be eligible to be granted Awards covering more than Five Hundred Thousand (500,000) shares of the Common Stock in any calendar year, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

6.	Option Provisions

Each Option shall be in such form and shall contain such terms and conditions as the Plan Administrator shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term.    No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b) Price.    The exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c) Consideration.    The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or with a check at the time the Option is exercised, or (ii) at the discretion of the Plan Administrator (A) by tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by a Participant, provided that the Participant must have held any such shares tendered that were acquired by the Participant under a Company-sponsored stock compensation program for at least six (6) months, that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of shares being purchased under the Option, (B) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act and to the extent permitted by law, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with this exercise, all in accordance with the regulations of the Federal Reserve Board, or (C) such other consideration as the Plan Administrator may permit.

In addition, to assist a Participant in acquiring shares of Common Stock pursuant to an Option granted under the Plan, the Plan Administrator may, in its sole and absolute discretion at the time the Option is exercised, permit exercise of the Option by delivery of a promissory note from the Participant in a form approved by the Company, provided that the Participant is an Employee, and not an Officer or member of the Board (unless otherwise not prohibited by law, including, without limitation, any regulation promulgated by the Board of Governors of the Federal Reserve System). No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. The Plan Administrator shall have the authority to determine the terms of any promissory note and permit or require the Participant to secure any promissory note used to exercise an Option with the shares of Common Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Plan Administrator, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

(d) Transferability.    An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Incentive Stock Option is granted only by such person. A Nonstatutory Stock Option may be transferred other than for consideration, to the extent provided in the Option Agreement; provided that if the Option Agreement does not expressly permit the transfer of a Nonstatutory Stock Option, the Nonstatutory Stock Option shall not be transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person or any transferee pursuant to a domestic relations order. Notwithstanding the foregoing, the person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option.

(e) Vesting.    The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

(f) Termination of Employment or Relationship as an Employee Director or Consultant.    In the event a Participant’s Continuous Status as an Employee, Director or Consultant terminates (other than upon the Participant’s death or disability), the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise it at the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months after the termination of the Participant’s Continuous Status as an Employee, Director or Consultant (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Participant does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

A Participant’s Option Agreement may also provide that if the exercise of the Option following the termination of the Participant’s Continuous Status as an Employee, Director or Consultant (other than upon the Participant’s death or disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Exchange Act or the restrictions of Rule 10b-5 under the Exchange Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the first paragraph of this subsection 6(f) or (ii) the expiration of a period of three (3) months after the termination of the Participant’s Continuous Status as an Employee, Director or Consultant during which the exercise of the Option would not be in violation of such requirements or restrictions.

(g) Disability of Participant.    In the event the Participant’s Continuous Status as an Employee, Director or Consultant terminates as a result of the Participant’s disability, the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise it at the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(h) Death of Participant.    In the event of the death of a Participant during, or within a period specified in the Option after the termination of, the Participant’s Continuous Status as an Employee, Director or Consultant, the Option may be exercised (to the extent the Participant was entitled to exercise the Option at the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Participant’s death pursuant to subsection 6(d), but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, at the time of death, the Participant was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after the Participant’s death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(i) Repricing of Options.    Except for adjustments made pursuant to Section 11, the exercise price of outstanding Options may not be reduced without stockholder approval nor may outstanding Options be cancelled or amended for the purpose of repricing, replacing or regranting such Options with an exercise price that is less than the original price (as adjusted pursuant to Section 11) of such Options without stockholder approval.

7.	Stock Awards

The Plan Administrator is authorized to make Awards of Common Stock or Awards denominated in units of Common Stock on such terms and conditions and subject to such restrictions, if any, which may be based on continuous service with the Company or the achievement of performance criteria related to: profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets; margins; operating efficiency; customer satisfaction; and working capital targets, where such criteria may be stated in absolute terms or relative to comparison companies, as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the Stock Award Agreement.

The Plan Administrator may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to stockholders for the applicable year, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, (h) gains and losses on asset sales, and (i) impairments.

The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the Stock Award shall occur by reason of termination of the Participant’s employment or service relationship. The Plan Administrator shall have the power to impose such other restrictions on Awards subject to this Section 7 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

(a) Issuance of Shares.    Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to a Stock Award, or upon the Participant’s release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall release, as soon as practicable, to the Participant or, in the case of the Participant’s death, to the personal representative of the Participant’s estate or as the appropriate court directs, the appropriate number of shares of Common Stock.

(b) Waiver of Restrictions.    Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Stock Award under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate; provided, however, that the Plan Administrator may not adjust performance goals for any Stock Award intended to be exempt under Section 162(m) of the Code for the year in which the Stock Award is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant.

(c) Transferability.    No rights under a Stock Award Agreement shall be transferable except by will or the laws of descent and distribution or, if the agreement so provides, pursuant to a domestic relations order so long as stock awarded under such agreement remains subject to the terms of the agreement.

8.	Covenants of the Company

(a) During the terms of the Awards, the Company shall keep available at all times the number of shares of stock required to satisfy such Awards.

(b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares under Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act of 1933, as amended (the “Securities Act”), either the Plan, any Award or any stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Awards unless and until such authority is obtained.

9.	Use of Proceeds from Stock

Proceeds from the sale of stock pursuant to Awards shall constitute general funds of the Company.

10.	Miscellaneous

(a) The Plan Administrator shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest pursuant to subsection 6(e) or 7(b), notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Neither an Employee, Director or Consultant nor any person to whom an Option or an Award denominated in units is transferred in accordance with the Plan shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Award unless and until such person has satisfied all requirements for receipt of any shares subject to the Award pursuant to its terms.

(c) Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Employee, Consultant or other holder of Awards any right to continue in the employ of the Company or any Affiliate or to continue serving as an Employee, Consultant or Director, or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee with or without notice and with or without cause, or the right to terminate the relationship of any Consultant pursuant to the terms of such Consultant’s agreement with the Company or Affiliate or service as a Director pursuant to the Company’s Bylaws.

(d) To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year under all plans of the Company and its Affiliates exceeds One Hundred Thousand Dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(e) The Company may require any person to whom an Award is granted, or any person to whom an Award is transferred in accordance with the Plan, as a condition of exercising or acquiring stock under any Award, (1) to give written assurances satisfactory to the Company as to such person’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Award for such person’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

(f) The Company may require the holder of an Award to pay to the Company the amount of any taxes that the Company is required to withhold with respect to the grant, exercise, payment or settlement of an Award. The Company shall have the right to withhold from any Award or any shares of stock issuable pursuant to an Award an amount equal to such taxes. To the extent provided by the terms of a Stock Award or Option Agreement, the person to whom an Award is granted may satisfy any federal, state or local tax withholding obligation relating to the grant, exercise, payment or settlement of an Award by any of the following means or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of stock under the Award (up to the employer’s minimum tax withholding rate); or (iii) delivering to the Company owned and unencumbered shares of the Common Stock of the Company having a value equal to the tax withholding obligations (up to the employer’s minimum required tax withholding rate to the extent the Participant has held the surrendered shares for less than six (6) months).

(g) The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of a Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if a Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision in the Plan, the Plan Administrator, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A; provided, however, that the Plan Administrator makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan.

(h) The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of other countries in which the Company or any Affiliate of the Company may operate to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to comply with applicable foreign laws and to meet the objectives of the Plan.

11.	Adjustments Upon Changes in Stock

(a) If any change is made in the stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), (i) the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to subsections 4(a), 4(c) and 4(d), the classes(es) and maximum number of shares subject to Awards that may be granted to any person during any calendar year pursuant to subsection 5(c) and the class(es) and number of shares for which Awards may be automatically granted pursuant to a formula program established under the Plan, and (ii) the outstanding Awards will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Awards. Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

(b) In the event of a merger, reorganization or sale of substantially all the assets of the Company, the Plan Administrator, may, in its sole discretion, do one or more of the following: (i) arrange to have the surviving or successor entity or any parent entity thereof assume the options or grant replacement options with appropriate adjustments in the options prices and adjustments in the number and kind of securities issuable upon exercise;

(ii) shorten the period during which options are exercisable; (iii) accelerate any vesting schedule to which an option is subject; or (iv) cancel vested options in exchange for cash payment upon such terms and conditions as determined by the Board of Directors at the time of the event. The Plan Administrator may also provide for one or more of the foregoing alternatives in any particular option agreement.

(c) Notwithstanding anything contained in the Plan to the contrary, (i) any adjustments made pursuant to this Section 11 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (ii) any adjustments made pursuant to this Section 11 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (x) continue not to be subject to Section 409A or (y) comply with the requirements of Section 409A.

12.	Amendment of the Plan and Awards

(a) The Board at any time, and from time to time, may amend the Plan; provided, however, that except as provided in Section 11 relating to adjustments upon changes in stock, stockholder approval shall be required for any amendment that (i) materially increases the number of securities issuable under the Plan; (ii) materially modifies the requirements for participation in the Plan; (iii) otherwise materially amends the Plan to the extent stockholder approval is required by Nasdaq or securities exchange listing requirements; or (iv) otherwise requires stockholder approval under any applicable law or regulation.

(b) The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c) It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Directors or Consultants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Award was granted and (ii) such person consents in writing.

(e) The Board at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Award was granted and (ii) such person consents in writing.

13.	Termination or Suspension of the Plan

(a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on June 8, 2016. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Rights and obligations under any Award granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the consent of the person to whom the Award was granted.

14.	Effective Date of Plan

The Plan, as amended and restated, shall become effective on the date it is approved by the stockholders.

PRELIMINARY COPIES—SUBJECT TO COMPLETION—DATED APRIL 8, 2010

VOTE BY INTERNET - www.proxyvote.com
COINSTAR, INC. P.O. BOX 91258 BELLEVUE, WA 98009

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the Annual Meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

OR

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the Annual Meeting. Have your proxy card in hand when you call and then follow the instructions.

OR
VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M23800-P90414 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

COINSTAR, INC.
The Board of Directors recommends you vote
FOR the following proposals:
1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. Arik A. Ahitov	☐	☐	☐
	1b. Ronald B. Woodard	☐	☐	☐

							For	Against	Abstain
2.	Approve an amendment to the Amended and Restated Certificate of Incorporation of Coinstar, Inc. to increase the authorized common stock to 60,000,000 shares.						☐	☐	☐
3.	Approve an amendment to the Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan.						☐	☐	☐
4.	Ratify appointment of KPMG LLP as independent registered public accounting firm.						☐	☐	☐
NOTE: THE PROXIES SHALL HAVE DISCRETIONARY AUTHORITY TO VOTE UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

M23801-P90414

COINSTAR, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 1, 2010

The undersigned hereby appoints Deborah L. Bevier and Donald R. Rench, and each of them, as proxies of the undersigned, with full power of substitution, to vote all shares of Coinstar, Inc. held of record by the undersigned on April 5, 2010, at the Annual Meeting of Stockholders of Coinstar, Inc. to be held at the Bellefield Conference Center located at 1150 114th Avenue S.E., Bellevue, Washington 98004 on Tuesday, June 1, 2010, at 10:00 a.m. local time and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting including matters incidental to the conduct of the meeting.

IMPORTANT - PLEASE DATE AND SIGN ON THE REVERSE SIDE.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ALL PROPOSALS REFERRED TO ON THE REVERSE SIDE.

Continued and to be signed on reverse side